================================================================================

                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

                             CARDINAL HEALTH, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

[CARDINAL HEALTH LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD DECEMBER 8, 2004

      Notice is hereby given that the Annual Meeting of Shareholders of Cardinal Health, Inc., an Ohio corporation (the "Company"), will be held at the Clarion Hotel at 600 Metro Place North, Dublin, Ohio, on December 8, 2004, at 3:00 p.m., local time, for the following purposes:

      1. To elect three Directors, each to serve for a term of three years and until his successor is duly elected and qualified;

      2. To vote on a proposal to amend the Company's Performance-Based Incentive Compensation Plan and approve the material terms of the performance goals under such plan, as amended, as described in this Proxy Statement;

      3. To vote on a proposal from a shareholder on annual election of directors, if properly presented; and

      4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

      THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE THREE DIRECTORS LISTED IN PROPOSAL 1, FOR PROPOSAL 2 AND AGAINST PROPOSAL 3.

      Only shareholders of record at the close of business on October 25, 2004 (the "record date") are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

      ONLY PERSONS WITH AN ADMISSION TICKET OR PROOF OF SHARE OWNERSHIP WILL BE ADMITTED TO THE ANNUAL MEETING. IF YOU ARE A SHAREHOLDER OF RECORD, YOUR ADMISSION TICKET IS ATTACHED TO YOUR PROXY CARD. YOU WILL NEED TO BRING IT WITH YOU TO THE ANNUAL MEETING, TOGETHER WITH PHOTO IDENTIFICATION. IF YOUR SHARES ARE NOT REGISTERED IN YOUR NAME, YOU MUST BRING PROOF OF SHARE OWNERSHIP (SUCH AS A RECENT BANK OR BROKERAGE FIRM ACCOUNT STATEMENT, TOGETHER WITH PROPER IDENTIFICATION) IN ORDER TO BE ADMITTED TO THE ANNUAL MEETING.

      By Order of the Board of Directors.

                                                 /s/ PAUL S. WILLIAMS
                                                     PAUL S. WILLIAMS, Secretary

November 8, 2004

      WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR TO VOTE BY TELEPHONE OR THE INTERNET PURSUANT TO INSTRUCTIONS PROVIDED WITH THE PROXY.

                                TABLE OF CONTENTS

                                                                                                       PAGE
                                                                                                       ----
PROXY STATEMENT....................................................................................      1

ELECTION OF DIRECTORS..............................................................................      1
   Nominees for Election at the Annual Meeting.....................................................      2
   Directors Whose Terms Will Continue after the Annual Meeting....................................      3
   Board of Directors and Committees of the Board..................................................      4

CORPORATE GOVERNANCE...............................................................................      6
   Shareholder Recommendations for Director Nominees...............................................      6
   Director Qualification Standards................................................................      6
   Communicating with the Board....................................................................      6
   Corporate Governance Guidelines.................................................................      7
     Role of the Board.............................................................................      7
     Board Composition.............................................................................      7
     Committee Matters.............................................................................      7
     Meetings of the Board.........................................................................      7
     Assessment and Leadership Development.........................................................      7
     Other Matters.................................................................................      7
   Director Independence...........................................................................      8
   Presiding Director..............................................................................      9
   Policies on Business Ethics.....................................................................      9

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.....................................................      9

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE............................................     10

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.....................................     11

EXECUTIVE COMPENSATION.............................................................................     13
   Human Resources and Compensation Committee Report...............................................     13
   Executive Compensation Tables...................................................................     17
     Summary Compensation Table....................................................................     17
     Option Grants in Last Fiscal Year.............................................................     19
     Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values......................     20
   Shareholder Performance Graph...................................................................     21
   Employment Agreements and Other Arrangements....................................................     22
   Pension Plan....................................................................................     24
   Compensation of Directors.......................................................................     24

EQUITY COMPENSATION PLAN INFORMATION...............................................................     25

AUDIT COMMITTEE REPORT.............................................................................     28

SELECTION OF INDEPENDENT ACCOUNTANTS...............................................................     29
   Audit Fees......................................................................................     29
   Audit-Related Fees..............................................................................     29
   Tax Fees........................................................................................     29
   All Other Fees..................................................................................     29
   Audit Committee Audit and Non-Audit Services Pre-Approval Policy................................     29

PROPOSAL 1 - ELECTION OF NOMINEES FOR DIRECTORS OF THE COMPANY
   AT THE ANNUAL MEETING...........................................................................     30

PROPOSAL 2 - AMENDMENT OF THE COMPANY'S PERFORMANCE-BASED INCENTIVE
   COMPENSATION PLAN AND APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE
   GOALS UNDER SUCH PLAN, AS AMENDED                                                                    30
      General......................................................................................     30
      Description of Amendments....................................................................     31
      Description of the Plan......................................................................     31
         Administration............................................................................     31
         Eligibility...............................................................................     31
         Terms of Awards...........................................................................     32
         Performance Goals.........................................................................     32
         Maximum Award Payable and Not Subject to Deduction Limitation Rules of Section 162(m) of
            the Code...............................................................................     32
         Termination of Employment.................................................................     32
         Amendment and Discontinuance..............................................................     32
      Reason for Shareholder Approval..............................................................     32
      Vote Required................................................................................     33
PROPOSAL 3 - PROPOSAL FROM SHAREHOLDER ON ANNUAL ELECTION OF
   DIRECTORS.......................................................................................     33
      Board of Directors Statement in Opposition to Shareholder Proposal...........................     34
      Vote Required................................................................................     35

FUTURE SHAREHOLDER PROPOSALS.......................................................................     35

OTHER MATTERS......................................................................................     35

APPENDIX A - CARDINAL HEALTH, INC. AUDIT COMMITTEE OF THE BOARD OF DIRECTORS CHARTER...............    A-1

APPENDIX B - CARDINAL HEALTH, INC. MANAGEMENT INCENTIVE PLAN.......................................    B-1

[CARDINAL HEALTH LOGO]

                                 PROXY STATEMENT

      This Proxy Statement is being furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Cardinal Health, Inc., an Ohio corporation ("Cardinal Health" or the "Company"), for use at the annual meeting of the shareholders of the Company to be held on Wednesday, December 8, 2004, at the Clarion Hotel, located at 600 Metro Place North, Dublin, Ohio 43017, at [3:00] p.m., local time, and at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement and the accompanying proxy, together with the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2004 ("fiscal 2004"), are first being sent to shareholders of the Company on or about November 8, 2004.

      The close of business on October 25, 2004 has been fixed as the record date for the determination of shareholders of the Company entitled to notice of and to vote at the Annual Meeting. On that date, the Company had outstanding 432,043,722 common shares, without par value ("Common Shares"). Except as set forth below, holders of Common Shares at the record date are entitled to one vote per share for the election of Directors and upon all matters on which shareholders are entitled to vote.

      The address of the Company's principal executive office is 7000 Cardinal Place, Dublin, Ohio 43017.

                              ELECTION OF DIRECTORS

      The Company's Board of Directors currently consists of thirteen members, divided into three classes (two classes of five members each and one class of three members). The Company's Restated Code of Regulations, as amended (the "Code of Regulations"), currently provides that the number of Directors may be increased or decreased by action of the Board of Directors upon the majority vote of the Board, but in no case may the number of Directors be fewer than nine or more than sixteen without an amendment to the Code of Regulations approved by the affirmative vote of the holders of not less than 75% of the shares having voting power with respect to the proposed amendment.

      At the Annual Meeting, the Company's shareholders will be asked to vote for the election of the three nominees named below, each to serve for a term of three years and until his successor is duly elected and qualified. (See Proposal 1 below.) Common Shares represented by proxies, unless otherwise specified, will be voted for the election of the named nominees. If, by reason of death or other unexpected occurrence, any one or more of the nominees should not be available for election, the proxies will be voted for the election of any substitute nominee(s) as the Board of Directors may propose. Proxies may not be voted at the Annual Meeting for more than three nominees.

      Under Ohio law, if notice in writing is given by any shareholder entitled to vote at the Annual Meeting to the President, a Vice President or the Secretary of the Company, not less than 48 hours before the scheduled time of the meeting, that the shareholder desires the voting for election of Directors be cumulative, and if an announcement of the request for cumulative voting is made at the beginning of the meeting by the Chairperson or Secretary, or by or on behalf of the shareholder giving such notice, each shareholder entitled to vote at the Annual Meeting will have the right to cumulate such voting power as he or she possesses at such election and to give one nominee a number of votes equal to the number of Directors to be elected multiplied by the number of shares he or she holds, or to distribute votes on the same basis among two or more nominees, as he or she sees fit. If voting for the election of Directors is cumulative, the persons named in the enclosed proxy intend to vote the shares represented thereby and by other proxies held by them so as to elect as many of the three nominees named below as possible.

      Votes will be tabulated by or under the direction of inspectors of election, who will certify the results of the voting at the Annual Meeting. The three nominees receiving the greatest number of votes will be elected Directors. Abstentions and broker non-votes thus will not affect the results of the election.

      Listed below are the names of those persons nominated for election as Directors of the Company (each is currently a Director of the Company), and of those persons serving as Directors of the Company whose terms of office will continue after the Annual Meeting; their ages, principal occupations, and occupations held during the past five years (unless otherwise stated, the occupations listed have been held during the entire past five years); other public companies of which they are directors (which are shown parenthetically); the year in which they first became a Director of the Company; and the year in which their term as a Director is scheduled to expire (information provided as of October 25, 2004):

                   NOMINEES FOR ELECTION AT THE ANNUAL MEETING

                                                                                               DIRECTOR     TERM
NAME                          AGE        PRINCIPAL OCCUPATION/PAST EXPERIENCE                   SINCE      EXPIRES
--------------------------    ---    -------------------------------------------               --------    -------
George H. Conrades........     65    Chairman and Chief Executive Officer of Akamai              1999       2004
                                     Technologies, Inc., an e-business infrastructure
                                     provider, April 1999 to present; Venture partner in
                                     Polaris Venture Partners, an early stage investment
                                     company, August 1998 to present (Akamai Technologies,
                                     Inc.; and Harley-Davidson, Inc., a motorcycle
                                     manufacturer).

Robert L. Gerbig..........     59    Retired Chairman and Chief Executive Officer of             1975       2004
                                     Gerbig, Snell/Weisheimer & Associates, Inc., an
                                     advertising agency.

Richard C. Notebaert......     57    Chairman and Chief Executive Officer of                     1999       2004
                                     Qwest Communications International Inc., a
                                     telecommunications systems company, July
                                     2002 to present; President and Chief
                                     Executive Officer of Tellabs, Inc., a
                                     communications equipment and services
                                     provider, September 2000 to July 2002;
                                     Chairman and Chief Executive Officer of
                                     Ameritech Corporation, a full-service
                                     communications company, April 1994 to
                                     December 1999 (Qwest Communications
                                     International Inc.; and Aon Corporation, an
                                     insurance brokerage, consulting and
                                     underwriting company).

          DIRECTORS WHOSE TERMS WILL CONTINUE AFTER THE ANNUAL MEETING

                                                                                               DIRECTOR     TERM
NAME                          AGE    PRINCIPAL OCCUPATION/PAST EXPERIENCE                       SINCE      EXPIRES
--------------------------    ---    -------------------------------------------               --------    -------
J. Michael Losh...........     58    Chief Financial Officer of the Company (on                  1996       2005
                                     an interim basis), July 2004 to present;
                                     Chairman of Metaldyne Corporation, an
                                     automotive parts manufacturer, October 2000
                                     to April 2002; Chief Financial Officer of
                                     General Motors Corporation, an automobile
                                     manufacturer, 1994 to August 2000 (AMB
                                     Property Corporation, an industrial real
                                     estate owner and operator; Aon Corporation;
                                     H.B. Fuller Company, a specialty chemicals
                                     and industrial adhesives manufacturer;
                                     Masco Corp., a manufacturer of home
                                     improvement and building products;
                                     Metaldyne Corporation; and TRW Automotive
                                     Holdings Corp., a supplier of automotive
                                     systems, modules and components).

John B. McCoy.............     61    Retired Chairman of Corillian Corporation,                  1987       2005
                                     an online banking and software services
                                     company, June 2000 to January 2004; Chief
                                     Executive Officer of Bank One Corporation,
                                     a bank holding company, 1984 to December
                                     1999 (Federal Home Loan Mortgage
                                     Corporation, a corporation supporting
                                     homeownership and rental housing; and SBC
                                     Communications, Inc., a telecommunications
                                     systems company).

Michael D. O'Halleran.....     54    Senior Executive Vice President of Aon Corporation,         1999       2005
                                     September 2004 to present; President and Chief
                                     Operating Officer of Aon Corporation, April 1999 to
                                     September 2004  (Aon Corporation).

Jean G. Spaulding, M.D....     57    Consultant, Duke University Health System,                  2002       2005
                                     a non-profit academic health care system,
                                     January 2003 to present; Trustee, The Duke
                                     Endowment, a charitable trust, January 2002
                                     to present; private medical practice in
                                     psychiatry, 1977 to present; Associate
                                     Clinical Professorships at Duke University
                                     Medical Center, a non-profit academic
                                     hospital, 1998 to present; Vice Chancellor
                                     for Health Affairs, Duke University Health
                                     System, 1998 to 2002.

                                                                                               DIRECTOR     TERM
NAME                          AGE    PRINCIPAL OCCUPATION/PAST EXPERIENCE                       SINCE      EXPIRES
--------------------------    ---    -------------------------------------------               --------    -------
Matthew D. Walter.........     35    Chief Executive Officer of BoundTree Medical Products,      2002       2005
                                     Inc., a provider of medical equipment to the emergency
                                     medical market, November 2000 to present; Managing
                                     Partner of Talisman Capital, a private investment
                                     company, June 2000 to present; VP and General Manager
                                     of National PharmPak, Inc., a subsidiary of Cardinal
                                     Health, Inc., July 1996 to September 2000
                                     (Bancinsurance Corporation, an insurance holding
                                     company).  Mr. M. Walter is the son of Robert D.
                                     Walter, Chairman and Chief Executive Officer of the
                                     Company.

Dave Bing.................     60    Chairman and Chief Executive Officer of The Bing            2000       2006
                                     Group, L.L.C., an automotive parts manufacturer
                                     (DTE Energy Company, an energy company).

John F. Finn..............     56    Chairman and Chief Executive Officer of Gardner, Inc.,      1994       2006
                                     an outdoor power equipment distributor (One Group
                                     Mutual Funds, a registered investment company).

John F. Havens............     77    Director Emeritus and retired Chairman of Bank One          1979       2006
                                     Corporation.

David W. Raisbeck.........     55    Vice Chairman of Cargill, Incorporated, a                   2002       2006
                                     marketer, processor and distributor of
                                     agricultural, food, financial and
                                     industrial products and services, November
                                     1999 to present; Other merchandising and
                                     management positions with Cargill, prior to
                                     November 1999 (Eastman Chemical Company, a
                                     plastics, chemicals and fibers manufacturer).

Robert D. Walter..........     59    Chairman and Chief Executive Officer of the Company         1971       2006
                                     (American Express Company, a travel, financial and
                                     network services company; and Viacom Inc., a media
                                     company).  Mr. R. Walter is the father of Matthew D.
                                     Walter, a Director of the Company.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

      Four regular meetings and four special meetings of the Company's Board of Directors were held during fiscal 2004. Each Director attended 75% or more of the regular quarterly meetings of the Board and Board Committees on which he or she served. In addition, each Director attended 75% or more of the total of the regular and special meetings of the Board and Board committees on which he or she served, except for Mr. O'Halleran, who attended 15 out of 23 of such meetings during fiscal 2004.

      Each Director, other than Mr. Bing, attended the Company's 2003 Annual Meeting of Shareholders. Absent unusual circumstances, each Director is expected to attend the Annual Meeting of Shareholders.

      The Audit Committee. Messrs. Finn (Chairman), Bing, Conrades, Gerbig, O'Halleran and Raisbeck are the current members of the Board's Audit Committee, which is empowered to exercise all powers and authority of the Board with respect to, and represents and assists the Board with the oversight of:

      -     the integrity of the Company's financial statements;

      -     compliance with legal and regulatory requirements;

      - the qualifications, independence and performance of the Company's independent auditors; and

      - the qualifications and performance of the Company's internal auditing function.

The Audit Committee met 15 times during fiscal 2004.

      The Board of Directors has determined that each of Messrs. Finn and O'Halleran is an "audit committee financial expert" for purposes of the rules of the Securities and Exchange Commission (the "SEC"). In addition, the Board of Directors has determined that each of the members of the Audit Committee is independent, as defined by the New York Stock Exchange.

      The Human Resources and Compensation Committee. Messrs. McCoy (Chairman), Havens and Notebaert and Dr. Spaulding are the current members of the Board's Human Resources and Compensation Committee (the "Compensation Committee"), which is empowered to exercise all powers and authority of the Board of Directors with respect to compensation of the employees of the Company, sales to employees of stock in the Company and grants of stock-based incentives to employees, including options to purchase Common Shares, restricted shares and restricted share units. The Compensation Committee also reviews and approves the Company goals and objectives relevant to the Chief Executive Officer's compensation and evaluates the Chief Executive Officer's performance in light of those goals and objectives. During fiscal 2004, the Compensation Committee met four times and acted several times by written action without a meeting, as permitted by Ohio law. The Board of Directors has determined that each of the members of the Compensation Committee is independent, as defined by the rules of the New York Stock Exchange. Prior to July 25, 2004, Mr. Losh, who now also serves as the Company's Chief Financial Officer on an interim basis, was Chairman and a member of the Compensation Committee.

      The Nominating and Governance Committee. Messrs. Conrades (Chairman), Finn, Havens and McCoy are the current members of the Board's Nominating and Governance Committee, which is empowered to exercise all powers and authority of the Board of Directors with respect to identifying individuals qualified to become Board members (consistent with criteria approved by the Board), recommending director candidates to the Board, and reviewing and recommending changes to the Company's corporate governance principles on an on-going basis. The Nominating and Governance Committee will consider director nominees recommended by shareholders as described under "Corporate Governance--Share-holder Recommendations for Director Nominees" below. During fiscal 2004, the Nominating and Governance Committee met five times. The Board of Directors has determined that each of the members of the Nominating and Governance Committee is independent, as defined by the rules of the New York Stock Exchange. Prior to July 25, 2004, Mr. Losh was a member of the Nominating and Governance Committee.

      The Executive Committee. Messrs. Conrades, Finn, McCoy and R. Walter are the current members of the Board's Executive Committee, which is empowered to exercise all powers and perform all duties of the Board of Directors when the Board is not in session, other than the authority to fill vacancies on the Board or on any committee of the Board. During fiscal 2004, the Executive Committee met three times and acted two times by written action without a meeting, as permitted by Ohio law. Prior to July 25, 2004, Mr. Losh was a member of the Executive Committee.

      The Audit Committee Charter, which was approved in its current form by the Board on August 3, 2004, is attached as Appendix A to this Proxy Statement. The charters for each of the Audit, Compensation and Nominating and Governance Committees are available on the Company's website, at www.cardinal.com, under the "Investor Relations -- Board committees/charters" captions. This information also is available in print (free of charge) to any shareholder who requests it from the Company's Investor Relations department.

                              CORPORATE GOVERNANCE

      Cardinal Health's Board of Directors and management are committed to maintaining a strong and effective corporate governance program to sustain the confidence and commitment of the Company's shareholders, employees, customers and suppliers, and the communities where Cardinal Health and its stakeholders reside and do business. Because of this, Cardinal Health believes it is important to inform its shareholders of the Company's major corporate governance practices. Some of these practices have been in place for many years, as implemented on either a formal or informal basis, whereas others have been adopted as part of the Company's regular review of its corporate governance practices in an effort to keep its practices current with regulatory and legislative changes. The Company continues to review and update its corporate governance practices on a regular basis to implement new best practices and to comply with all applicable requirements.

SHAREHOLDER RECOMMENDATIONS FOR DIRECTOR NOMINEES

      The Nominating and Governance Committee, which is comprised of independent Directors, will consider nominees for director candidates recommended by shareholders. Shareholders who wish to recommend a candidate may do so by writing to the Nominating and Governance Committee in care of the Corporate Secretary, Cardinal Health, Inc., 7000 Cardinal Place, Dublin, Ohio 43017. Recommendations submitted for consideration by the committee in preparation for the 2005 Annual Meeting of Shareholders must be received no later than July 11, 2005, and must contain the following information: (i) the name and address of the shareholder; (ii) the name and address of the person to be nominated; (iii) a representation that the shareholder is a holder of the Company's Common Shares entitled to vote at the meeting; (iv) a statement in support of the shareholder's recommendation, including a description of the candidate's qualifications; (v) information regarding the candidate as would be required to be included in a proxy statement filed in accordance with the rules of the SEC; and (vi) the candidate's written, signed consent to serve if elected.

DIRECTOR QUALIFICATION STANDARDS

      The Nominating and Governance Committee reviews with the Board from time to time the appropriate skills and characteristics required of Board members in the context of the make-up of the Board and developing criteria for identifying and evaluating qualified candidates for the Board. Candidates recommended by shareholders are evaluated based on the same criteria as candidates from other sources. These criteria, as described in the Corporate Governance Guidelines, include an individual's business experience and skills, independence, judgment, integrity and ability to commit sufficient time and attention to the activities of the Board, as well as the absence of any potential conflicts with the Company's interests. Director candidates should also possess a skill set regarding current issues and priorities affecting the Company and its operations. The Nominating and Governance Committee considers these criteria in the context of an assessment of the perceived needs of the Board as a whole and seeks to achieve diversity of occupational and personal backgrounds on the Board. If the Nominating and Governance Committee believes that a potential candidate may be appropriate for recommendation to the Board, there is generally a mutual exploration process, during which the Committee seeks to learn more about the candidate's qualifications, background and interest in serving on the Board, and the candidate has the opportunity to learn more about the Company, the Board and its governance practices. The final selection of the Board's nominees is within the sole discretion of the Board of Directors.

COMMUNICATING WITH THE BOARD

      The Board of Directors has established procedures by which shareholders and other interested parties may communicate with the Board, any committee of the Board, any individual Director or the non-management Directors as a group. Such parties can send communications by e-mail to bod@cardinal.com or by mail to the Board of Directors in care of the Corporate Secretary, Cardinal Health, Inc., 7000 Cardinal Place, Dublin, Ohio 43017. This centralized process will assist the Board in reviewing and responding to communications. The name of any specific intended Board recipient should be noted in the communication. The Board has instructed the Corporate Secretary, prior to forwarding communications to their intended recipients, to oversee the process of reviewing these communications and not to forward certain items if they are determined to fall into one of the following categories: (i) communications that advocate the Company's engaging in illegal activities; (ii) communications that, under community standards, contain offensive, scurrilous or abusive content; or (iii) spam, junk mail and mass mailings, resumes and other forms of job inquiries, surveys and business solicitations and advertisements. Any communication which falls under one of these categories will nonetheless be made available to any Director to whom it was directed and who wishes to review it.

CORPORATE GOVERNANCE GUIDELINES

      Cardinal Health has adopted a formal set of Corporate Governance Guidelines (the "Guidelines"), the full text of which is available on the Company's website, at www.cardinal.com, under the "Investor Relations -- Corporate governance guidelines" captions. This information also is available in print (free of charge) to any shareholder who requests it from the Company's Investor Relations department. The Nominating and Governance Committee and the Board periodically review and update the Guidelines to implement best practices and to comply with all applicable requirements.

      The following is a summary of certain key elements of the Guidelines.

      Role of the Board. The Guidelines define the Board's role as representing and acting on behalf of all of Cardinal Health's shareholders. In representing the shareholders, the Board's primary functions include overseeing management to conduct Cardinal Health's businesses in conformity with applicable laws and regulations and to establish and maintain for the Company the highest standards of legal and ethical conduct.

      Board Composition. The Guidelines mandate that a majority of the Board must be comprised of independent Directors. The definition of "independent Director" set forth in the Guidelines tracks the definition of "independent director" under the rules of the New York Stock Exchange. The Guidelines also affirm the Company's stock ownership commitment, embodied in the Guidelines for Share Ownership adopted by the Board. These Guidelines for Share Ownership currently require each non-management Director to own an equity interest in Cardinal Health equal to four times his or her annual retainer within three years of joining the Board, or by July 2006 for current Directors.

      Non-management Directors are encouraged to limit the number of boards on which they serve, taking into account potential board attendance, participation and effectiveness on these boards. New directors will be provided with an orientation program and all Directors are encouraged to participate in a continuing education program developed by the Company or provided by outside sources at the Company's expense.

      Committee Matters. The Guidelines require that all members of each of the Audit, Compensation and Nominating and Governance Committees must be independent. Such committees generally meet at least four times a year. Committee members are assigned, and committee chairs are selected, by the Board upon recommendation of the Nominating and Governance Committee. Committee membership may be rotated periodically.

      Meetings of the Board. The Guidelines provide that the non-management Directors must meet in executive session without management present at least four times each year, and that the independent Directors must meet in executive session at least once per year. The Guidelines further provide that the chairperson of the Nominating and Governance Committee, or another Director selected by the non-management Directors, will preside at these executive sessions. Absent unusual circumstances, each Director is expected to attend all Board meetings and all meetings of the committees of which the Director is a member. Directors have full and free access to senior management. The Board and each of the Audit, Compensation and Nominating and Governance Committees have the power to retain independent outside counsel, experts and other advisors, as they may deem necessary.

      Assessment and Leadership Development. The Board, through the Compensation Committee, will evaluate the performance of the Chief Executive Officer against criteria established by the Board. This evaluation will be used by the Compensation Committee in setting the Chief Executive Officer's compensation. The Nominating and Governance Committee will conduct an annual review of Board performance, and each committee will conduct its own self-assessment. The Board also will work with the Compensation Committee to evaluate potential successors to the Chief Executive Officer.

      Other Matters. The Board reviews and evaluates at least annually the long-term strategic and business plans of the Company. Senior management of the Company reports periodically to the Compensation Committee on the status of Director compensation practices in relation to other companies of comparable size and the Company's competitors. Changes in Director compensation, if any, are recommended by the Compensation Committee, and approved by the full Board.

DIRECTOR INDEPENDENCE

      The Board has established categorical standards to assist it in making its determination of director independence. As embodied in the Company's Corporate Governance Guidelines, the Board defines an "independent Director" to be a Director who:

      - is not and has not been during the last three years an employee of, and whose immediate family member is not and has not been during the last three years an executive officer of, the Company or any of its subsidiaries or affiliates;

      - has not received, and whose immediate family member has not received other than for service as a non-executive employee, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service, in any of the last three years;

      - is not and has not been during the last three years affiliated with or employed by, and whose immediate family member is not and has not been during the last three years affiliated with or employed in a professional capacity by, a present or former (during the last three years) internal or external auditor of the Company;

      - is not and has not been during the last three years employed, and whose immediate family member is not and has not been during the last three years employed, as an executive officer of another company during a time when any of the Company's present executive officers serve on that other company's compensation committee;

      - is not and has not been during the last three years an executive officer or an employee of, and whose immediate family member is not and has not been during the last three years an executive officer of, a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues; and

      - has no other material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).

      The Board of Directors has determined that each of Messrs. Bing, Conrades, Finn, Gerbig, Havens, McCoy, Notebaert, O'Halleran and Raisbeck and Dr. Spaulding is independent under these categorical standards. Mr. Losh was determined to be independent under these categorical standards until late July 2004. In July 2004, Mr. Losh began serving as Chief Financial Officer of the Company on an interim basis and was determined therefore not to be independent. In addition, consistent with recently adopted changes to the New York Stock Exchange listing requirements, the Board has resolved that with respect to the first categorical standard above, employment as an interim executive officer of the Company will not disqualify a Director from being considered independent under that categorical standard following termination of employment in such an interim position. The Board also has resolved with respect to the second categorical standard above, that compensation received for former service as an interim executive officer need not be considered in determining independence under that categorical standard following termination of employment in such an interim position.

PRESIDING DIRECTOR

      The chairperson of the Nominating and Governance Committee or another Director selected by the non-management Directors will preside at the executive sessions of the non-management Directors, which will occur without management present at least four times each year, and at the executive sessions of the independent Directors, which will occur at least once per year. Mr. McCoy has been selected by the non-management Directors to preside over these executive sessions.

POLICIES ON BUSINESS ETHICS

      All of Cardinal Health's employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, as well as its Directors, are required to comply with the Company's Standards of Business Ethics to ensure that the Company's business is conducted in a consistently legal and ethical manner. The Sarbanes-Oxley Act of 2002 requires companies to have procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Cardinal Health currently has these procedures in place, which are set forth in the Standards of Business Ethics.

      The full text of the Cardinal Health Ethics Guide, which includes the Standards of Business Ethics, is posted on the Company's website, at www.cardinal.com, under the "Investor Relations -- Ethics policy" captions. This information also is available in print (free of charge) to any shareholder who requests it from the Company's Investor Relations department. Cardinal Health will disclose future amendments to, or waivers from, its Standards of Business Ethics for its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions on its website within four business days following the date of the amendment or waiver. In addition, the Company will disclose any waiver from its Standards of Business Ethics for its executive officers and its Directors on its website.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      A property which includes parts of the Company's former Columbus food distribution center was previously leased by the Company from a limited partnership, the limited partners of which include four adult children of Mr. Havens, one individually and the other three through separate trusts. The lease expired in accordance with its terms in February 2004. Prior to expiration of the lease, the rent payable by the Company to the limited partnership was $92,000 per annum (approximately $0.72 per sq. ft.), which amount is substantially below fair market value for the rental property. From July 1, 2003 through February 28, 2004 (the expiration date of the lease), the Company paid base rent to the partnership in the amount of approximately $61,000. During fiscal 2004, the Company had subleased the property to a third party for approximately $223,000, generating a gross profit net of real estate taxes of approximately $112,000 for the Company. The Company and the partnership have entered into a joint listing agreement offering both the formerly-leased property (owned by the partnership) and the adjoining property (owned by the Company) for sale as a single parcel. The listing agreement calls for allocation of proceeds of any eventual sale of the joint parcel in proportion to the relative square footage of the respective parcels (which results in an allocation of proceeds of approximately 67% for the partnership and 33% for the Company).

      The Company owns a 28.7% equity interest in ArcLight Systems, LLC ("ArcLight"). In April 2002, ArcLight subleased office space from inChord Communications, Inc. ("inChord") for a term expiring on June 30, 2008. Mr. M. Walter is a director and minority shareholder of inChord, and his two brothers own substantially all of the remainder of inChord. In December 2003, in connection with the sale of certain of ArcLight's assets, the sublease was assigned by Arclight to an unaffiliated third party. As a result of the assignment, ArcLight has no further obligations under the sublease. During fiscal 2004 ArcLight paid base rent to inChord of approximately $81,000 with respect to periods prior to the assignment.

      inChord and its subsidiaries also perform health care marketing and recruiting services on behalf of the Company and its subsidiaries from time to time in the ordinary course of business and on arm's-length terms. During fiscal 2004, the Company paid inChord approximately $87,000 for time and services rendered on the Company's behalf.

      In October 2003, the Company and inChord entered into a joint marketing program ("RxPedite") designed to promote a comprehensive package of product commercialization services to pharmaceutical manufacturers. This program provides a mechanism for the parties to share the joint costs of the RxPedite marketing effort, and is terminable by either party at any time. During fiscal 2004, the Company's share of co-marketing expenses incurred in connection with the RxPedite program was approximately $201,000.

      Mr. M. Walter and his two brothers own a majority of BoundTree Medical Products, Inc. ("BMP"), a company engaged in the pre-hospital emergency medical supply business. Mr. M. Walter also is an officer and director of BMP. During fiscal 2004, BMP and its affiliates purchased approximately $2,751,000 of product from the Company and its subsidiaries in the ordinary course of business and on arm's-length terms. This amount represented less than 3% of BMP's consolidated gross revenues for its last full fiscal year.

      Ms. Beth E. Simonetti, Senior Vice President - Shared Services of the Company, is the sister-in-law of Ms. Carole S. Watkins, Executive Vice President
- Human Resources of the Company. There is no current reporting relationship between Ms. Simonetti and Ms. Watkins.

      Pursuant to the Company's Code of Regulations and certain indemnification agreements, the Company is obligated to advance legal fees under certain circumstances to current and former employees, including executive officers and Directors, subject to limitations of the Ohio Revised Code. As part of that obligation, the Company has advanced legal fees relating to the representation of its Directors by counsel in connection with various derivative actions against the Company and its Directors, and relating to the representation of certain of its officers by counsel in connection with the SEC investigation and related investigations described under "Item 3: Legal Proceedings" of the Company's Form 10-K for the fiscal year ended June 30, 2004, under the headings "Derivative Actions" and "SEC Investigation and U.S. Attorney Inquiry," respectively. The Company has advanced a total of approximately $1.6 million relating to these matters since July 1, 2003.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company during fiscal 2004 and any written representations regarding the same, except as set forth below, all officers and Directors of the Company, as well as the beneficial holders of more than 10% of the Company's Common Shares, timely filed all reports required under Section 16(a) of the Exchange Act during fiscal 2004. Nine of the Company's Directors and one officer inadvertently did not report de minimis exempt acquisitions consisting of dividends that were reinvested in Common Share units in the Company's non-qualified deferred compensation plans. The aggregate number of Common Share units acquired by these Directors and the officer as a result of dividend reinvestment was 35. The Directors have correctly reported the balance of their holdings in the deferred compensation plans in all filings to date. The officer has correctly reported the balance of his holdings in the deferred compensation plans in subsequent filings.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

      The following table sets forth certain information regarding the beneficial ownership of the Company's Common Shares as of October 25, 2004, by:
(a) the Company's Directors; (b) each other person who is known by the Company to own beneficially more than 5% of the outstanding Common Shares; (c) the Company's Chief Executive Officer and the other executive officers named in the Summary Compensation Table; and (d) the Company's executive officers and Directors as a group. Except as otherwise described in the notes below, the following beneficial owners have sole voting and investment power with respect to all Common Shares set forth opposite their names:

                                                                     NUMBER OF
                                                                   COMMON SHARES
NAME OF BENEFICIAL OWNER                                         BENEFICIALLY OWNED    PERCENT OF CLASS
-------------------------------------------------------------    ------------------    ----------------
FMR Corp. (1)................................................        50,197,132             11.6%
Wellington Management Company, LLP (2).......................        25,256,727              5.8%
Robert D. Walter (3) (4) (5) (6).............................         6,091,835              1.4%
Matthew D. Walter (7) (8)....................................         1,385,009                *
George L. Fotiades (4) (5) (6)...............................           545,368                *
Ronald K. Labrum (4) (5) (6).................................           313,849                *
Richard J. Miller (4) (5) (6) (9)............................           240,174                *
Anthony J. Rucci (4) (5) (6).................................           232,022                *
John B. McCoy (7) (10) (11)..................................           124,375                *
Robert L. Gerbig (7).........................................            89,530                *
John F. Havens (7) (11)......................................            69,264                *
John F. Finn (7) (11) (12)...................................            60,358                *
Richard C. Notebaert (7) (11)................................            36,917                *
J. Michael Losh (7) (11) (13)................................            34,492                *
Stephen S. Thomas (4) (5) (6) (14)...........................            31,748                *
Michael D. O'Halleran (7)....................................            26,095                *
Dave Bing (7) (11)...........................................            25,143                *
George H. Conrades (7) (11)..................................            22,494                *
David W. Raisbeck (7) (11)...................................            16,895                *
Jean G. Spaulding (7) (11)...................................            13,609                *
All Executive Officers and Directors as a
   Group (23 Persons) (15)...................................         9,916,196              2.3%

----------
*     Indicates beneficial ownership of less than 1% of the outstanding Common
      Shares.

(1) Based on information obtained from a Schedule 13G/A jointly filed with the SEC on February 17, 2004 by FMR Corp. ("FMR"), Edward C. Johnson, III and Abigail P. Johnson. The address of FMR is 82 Devonshire Street, Boston, Massachusetts 02109. FMR reported that it has sole voting power with respect to 781,067 Common Shares and sole dispositive power with respect to all Common Shares held. The number of shares held by FMR may have changed since the filing of the Schedule 13G/A.

(2) Based on information obtained from a Schedule 13G filed with the SEC on February 12, 2004 by Wellington Management Company, LLP ("Wellington"). The address of Wellington is 75 State Street, Boston, Massachusetts 02109. Wellington reported that it has shared voting power with respect to 10,663,495 Common Shares, and shared dispositive power with respect to all Common Shares held. The number of shares held by Wellington may have changed since the filing of the Schedule 13G.

(3) Includes a total of 2,283,564 Common Shares held in Mr. R. Walter's four grantor retained annuity trusts and 500,000 Common Shares beneficially owned by Mr. R. Walter through a limited liability company in which Mr. R. Walter holds the controlling interest and is the sole manager.

(4) Common Shares and the percent of class listed as being beneficially owned by the Company's named executive officers include outstanding options to purchase Common Shares which are exercisable within 60 days of October 25, 2004, as follows: Mr. R. Walter - 1,624,517 shares; Mr. Fotiades - 502,643 shares; Mr. Labrum - 293,688 shares; Mr. Rucci - 184,207 shares (such options being held in a trust of which Mr. Rucci is trustee and the sole beneficiary during his life); Mr. Thomas - 0 shares; and Mr. Miller - 220,328 shares.

(5) Common Shares and the percent of class listed as being beneficially owned by the Company's named executive officers include restricted share units as of October 25, 2004, as follows: Mr. R. Walter - 264,644 shares; Mr. Fotiades - 26,362 shares; Mr. Labrum - 12,000 shares; Mr. Rucci - 35,620 shares; Mr. Thomas - 31,039 shares; and Mr. Miller - 8,325 shares. Such restricted share units are not deemed to be "beneficially owned" under the SEC rules, but are included in the table above for the convenience of the reader.

(6) Common Shares and the percent of class listed as being beneficially owned by the Company's named executive officers include Common Shares in the Company's Employee Stock Purchase Plan as of October 25, 2004, as follows:
      Mr. R. Walter - 2,386 shares; Mr. Fotiades - 0 shares; Mr. Labrum - 2,376 shares; Mr. Rucci - 0 shares; Mr. Thomas - 709 shares; and Mr. Miller - 1,946 shares.

(7) Common Shares and the percent of class listed as being beneficially owned by the listed Company Directors (except for Mr. R. Walter) include outstanding options to purchase Common Shares which are exercisable within 60 days of October 25, 2004, as follows: Mr. Bing - 22,217 shares; Mr. Conrades - 20,284 shares; Mr. Finn - 26,408 shares; Mr. Gerbig - 26,408 shares; Mr. Havens - 33,226 shares; Mr. Losh - 26,488 shares; Mr. McCoy - 29,540 shares; Mr. Notebaert - 20,284 shares; Mr. O'Halleran - 18,595 shares; Mr. Raisbeck - 12,220 shares; Dr. Spaulding - 12,211 shares; and Mr. M. Walter - 12,211 shares.

(8) Includes 38,872 Common Shares held in trust for the benefit of Mr. M. Walter; 1,112,663 Common Shares beneficially owned by Mr. M. Walter through a limited liability company; 100,000 Common Shares held in Mr. M. Walter's grantor retained annuity trust; 3,150 Common Shares held in trusts for the benefit of Mr. M. Walter's children; and 705 Common Shares held by Mr. M. Walter's spouse.

(9) Mr. Miller resigned as Executive Vice President and Chief Financial Officer of the Company effective July 25, 2004. Includes Common Shares beneficially owned by Mr. Miller as of July 25, 2004, except as otherwise indicated in footnotes (4), (5) and (6) above.

(10) Includes 34,137 Common Shares held in trust for the benefit of Mr. McCoy, 6,436 Common Shares held in trust for the benefit of Mr. McCoy's son and 50,773 Common Shares held in the aggregate in Mr. McCoy's two grantor retained annuity trusts.

(11) Includes Common Share units held under the Company's Directors Deferred Compensation Plan as follows: Mr. Bing - 2,926 share units; Mr. Conrades - 1,210 share units; Mr. Finn - 3,651 share units; Mr. Havens - 3,033 share units; Mr. McCoy - 3,489 share units; Mr. Notebaert - 3,033 share units; Mr. Raisbeck - 1,675 share units; Dr. Spaulding - 1,248 share units; and Mr. Losh - 3,129 share units. Such Common Share units are not deemed to be "beneficially owned" under the SEC rules, but are included in the table above for the convenience of the reader. Mr. Losh's participation in this plan was suspended as of July 26, 2004, the effective date of his appointment, on an interim basis, as Chief Financial Officer of the Company.

(12)  Includes 1,032 Common Shares held by Mr. Finn's spouse.

(13) Includes 1,500 Common Shares held in trust for the benefit of Mr. Losh's daughters.

(14)  Mr. Thomas ceased serving as Executive Vice President and Group President
      - Automation and Information Services of the Company effective May 14, 2004, and ceased his employment with the Company effective June 14, 2004. Includes Common Shares beneficially owned by Mr. Thomas as of June 14, 2004, except as otherwise indicated in footnotes (4), (5) and (6) above.

(15) Common Shares and percent of class listed as being beneficially owned by all executive officers and Directors as a group include (i) outstanding options to purchase an aggregate of 3,583,767 Common Shares which are exercisable within 60 days of October 25, 2004, (ii) 380,001 restricted share units held by all executive officers as a group; and (iii) 23,394 Common Share units held by all Directors as a group under the Company's Directors Deferred Compensation Plan. The restricted share units and Common Share units are not deemed to be "beneficially owned" under the SEC rules, but are included in the table above for the convenience of the reader.

                             EXECUTIVE COMPENSATION

HUMAN RESOURCES AND COMPENSATION COMMITTEE REPORT

      The Company's executive compensation program is administered by the Human Resources and Compensation Committee (the "Compensation Committee") of the Company's Board of Directors, which has responsibility for reviewing all aspects of the compensation program for the Company's executive officers. The Compensation Committee is currently comprised of Messrs. Havens, McCoy and Notebaert and Dr. Spaulding, with Mr. McCoy serving as Chairman. Prior to July 25, 2004, Director J. Michael Losh, who now also serves as the Company's Chief Financial Officer on an interim basis, was a member and Chairman of the Compensation Committee. The Compensation Committee's primary objective with respect to executive compensation is to establish programs which attract and retain key executives and align their compensation with the Company's overall business strategies, values and performance. To this end, the Compensation Committee has established, and the Board of Directors has endorsed, an executive compensation philosophy which includes the following considerations:

      - A "pay-for-performance" orientation that differentiates compensation results based upon corporate, business unit and individual performance;

      - An emphasis on long-term incentives as a significant component of total compensation in order to more closely align the interests of Company executives with the stock interests of shareholders;

      - An emphasis on total compensation vs. cash compensation, rewarding Company executives with total compensation (including cash and stock incentive programs) at or above competitive levels, if performance is superior;

      - Recognition that as an executive's level of responsibility increases, a greater portion of the total compensation opportunity should be based upon stock and other performance-based incentives; and

      - An appropriate mix of short-term and long-term compensation which facilitates retention of talented executives and encourages Company stock ownership and capital accumulation.

      The primary components of the Company's executive compensation program are
(a) base salaries, (b) annual cash incentive opportunities and (c) long-term incentive opportunities in the form of stock options, restricted shares and restricted share units. This three-part approach is intended to enable the Company to meet the requirements of the highly competitive environment in which the Company operates while ensuring that executive officers are compensated in a way that advances both the short- and long-term interests of shareholders. Each primary component of executive pay is discussed below.

      The executive officers' and CEO's base salary, annual bonus target and award, and long-term incentives are reviewed at least annually to ensure market competitiveness and to assure satisfaction of the Company's objective of providing total executive pay which achieves the appropriate balance of variable pay-for-performance and at-risk equity holdings. The Compensation Committee has engaged and is advised by independent outside executive compensation consultants in its review of Mr. R. Walter's and the other executive officers' compensation. In making their recommendations, the independent advisors considered the appropriate peer group of companies for the Company. The companies considered by the independent advisors include some of, but are not the same as, those in the Value Line Health Care Index utilized in the Shareholder Performance Graph set forth below and represent a broader spectrum of wholesale, retail and manufacturing companies that the Compensation Committee believes to be a more representative measure of the size, scope, performance and complexity of the competitive market for executive talent.

      In reviewing compensation of the Company's executive officers for fiscal 2004 (including that of Mr. R. Walter), the Compensation Committee considered multiple factors, including the Company's performance in difficult economic conditions, size and complexity, overall quality of earnings performance, balance sheet and cash flow performance, expansive foreign operations and total shareholder return. The Compensation Committee also considered each executive officer's contribution toward positioning the Company for future expansion and success.

      In establishing Mr. R. Walter's compensation for fiscal 2004, the Compensation Committee considered the growth and expansion of the Company's business from previous years, successful integration of previously acquired businesses, strategic positioning and continued business development activities, more diversified lines of business, geographically diverse work force and the Company's growth in comparison to other S&P 500 companies. The Compensation Committee observed that fiscal 2004 was a challenging year during which the executive officers were steering certain of the Company's business units through transitions. As a result, although the Company met or exceeded certain of its financial goals for fiscal 2004, including exceeding its operating cash flow targets, the Company did not meet certain other financial goals, including its earnings growth targets.

      Base Salaries. Base salaries for Company executives are generally subject to annual review and adjustment on the basis of individual and Company performance; level of responsibility; and competitive, inflationary and internal equity considerations. In order to effectively recruit and retain key managers, the Company has adopted a base salary philosophy which takes into account competitive market compensation levels. In considering Mr. R. Walter's fiscal 2004 base salary, the Compensation Committee considered the same factors as those considered for other executive officers.

      Annual Cash Incentives. As part of the Company's executive compensation program, Company executives are eligible to receive annual cash incentive awards pursuant to the Company's Management Incentive Plan ("MIP"). Targeted MIP incentive amounts, which are designed to provide competitive incentive pay and reflect the Company's pay-for-performance philosophy, are established annually. Targeted MIP incentive amounts generally represent a greater portion of an executive's overall potential cash compensation as levels of responsibility and function increase. Performance objectives intended to focus attention on achieving key goals are established for the Company and for each significant business unit within the Company at the beginning of each fiscal year. In addition, individual performance objectives are established for each executive, which include both specific performance goals and other, more qualitative and developmental criteria. The maximum achievable incentive award after applying the adjustments for performance is an additional 100% of the target award. Incentive awards pursuant to the Company's MIP are determined by the Compensation Committee based upon corporate, business unit and individual performance criteria, with corporate performance serving as the principle threshold for funding of the incentive award pool. The Compensation Committee also has discretion to consider the quality of the Company's earnings and related issues in determining achievement of the Company earnings growth as well as attainment of the specific target for Company earnings growth and Net Earnings After Tax for each business unit.

      Although the Company achieved double-digit earnings per share growth during fiscal 2004, actual operating earnings were well below the Company's internal performance goals for the year, particularly during the third and fourth quarters. Based on this shortfall and other qualitative factors considered by the Compensation Committee, overall funding of the MIP incentive award pool for the Company's management level employees was significantly below targeted amounts. However, in light of the Company's pay-for-performance philosophy, it was determined that the Company's executive officers (including Mr. R. Walter) would not share in that incentive award pool, and therefore would receive no incentive awards for fiscal 2004. The Compensation Committee determination of a zero incentive award payout for the Company's executive officers was based upon the factors described above applicable to fiscal 2004, and does not reflect the Company's overall objectives concerning annual cash incentives for its executive officers.

      Certain executive officers' bonuses are paid under the Cardinal Health, Inc. Performance-Based Incentive Compensation Plan (the "Performance-Based Plan"). The Budget Reconciliation Act of 1993 (the "Act") amended the Internal Revenue Code of 1986, as amended (the "Code") to add Section 162(m), which prohibits a deduction to any publicly held corporation for non-performance-based compensation paid to a "covered employee" in excess of $1 million per year (the "Dollar Limitation"). A covered employee is an employee who, on the last day of a company's taxable year, is the chief executive officer of the company or an employee who appears in the Summary Compensation Table by reason of being one of the four most highly compensated executive officers for the taxable year (other than the chief executive officer). In anticipation that the deductibility of compensation paid to Mr. R. Walter and other executive officers could be affected by the Act, in August 1996, the Company's Board of Directors adopted the Performance-Based Plan, the material terms of the performance goals of which have been approved by the Company's shareholders. Compensation paid in accordance with the Performance-Based Plan generally will not be applied toward the Dollar Limitation. On August 4, 2004, the Board of Directors approved proposed amendments to the Performance-Based Plan, and such amendments are being submitted to the Company's shareholders for approval at this year's Annual Meeting.

      Messrs. R. Walter, Fotiades, Labrum, Rucci, Thomas and Miller were the Company's covered employees for fiscal 2004. Under the terms of the Performance-Based Plan, and in accordance with Section 162(m), a maximum bonus potential level is set for each covered employee if the performance goals established by the Compensation Committee are fully satisfied. However, as noted above, the Compensation Committee determined in its discretion that no bonuses would be awarded to any covered employee or executive officer for fiscal 2004.

      Long-Term Stock Incentives. The Company has granted equity-based awards to its executives under the Company's Amended and Restated Equity Incentive Plan, as amended (the "Equity Incentive Plan"). The Equity Incentive Plan was approved by the Company's shareholders in November 1995, with amendments thereto approved by the Company's shareholders in November 1998. The Equity Incentive Plan is designed to align a significant portion of the executive compensation package with the long-term interests of the Company's shareholders by providing an incentive that focuses attention on managing the Company from the perspective of an owner with an equity stake in the business. The Equity Incentive Plan provides for the grant of several types of equity-based awards, including stock options, restricted shares and restricted share units.

      Although not required to do so, the Company has consistently made annual grants of stock options to its management personnel, including its executive officers. This annual grant program is designed to provide Company managers, over a number of years, multiple stock options, each granted with an exercise price equal to the market price for Common Shares on the date of the grant. Individual option grants are determined by the Compensation Committee based on a manager's current performance, potential for future responsibility, and salary multiples designed to increase the portion of the total compensation opportunity represented by stock incentives as a manager's level of responsibility increases. Because a primary purpose of granting stock options is to encourage positive future performance, when granting options in fiscal 2004 the Compensation Committee did not consider the number of options granted to an individual in previous years. The Company's standard stock option agreement contains provisions providing for forfeiture of the option or option value received in the event the option holder engages in certain behavior in competition with or contrary to the interests of the Company. The Compensation Committee places a relatively heavy emphasis on equity incentives, consistent with its philosophy that stock incentives more closely align the interests of Company managers with the long-term interests of shareholders.

      On November 17, 2003, approximately 4,860 employees below the executive officer level were granted stock options for fiscal 2004 under the Company's Broadly-based Equity Incentive Plan, as amended (the "Broadly-based Equity Incentive Plan"). This program is an important element of the Company's efforts to identify, develop and motivate key employees who will be influential in the achievement of the Company's long-term goals.

      Grants of restricted shares and restricted share units are intended to reward exceptional performance with a long-term benefit in lieu of cash, to facilitate stock ownership and to deter recruitment of key Company managers by competitors and others. Unlike the Company's stock option program, restricted share and restricted share unit grants are not made on an annual or other regularly established basis. Recipients of restricted share and restricted share unit grants are subject to restrictions on the disposition of the stock during a period determined by the Compensation Committee at the time of grant. Generally, restricted share and restricted share unit awards are forfeited by their terms if the recipient terminates employment with the Company prior to the expiration of the restriction period. Restricted share and restricted share unit awards are, in most instances, also forfeited by their terms if the recipient engages in certain behavior in competition with or contrary to the interests of the Company.

      Consistent with the Company's philosophy of linking total compensation to stock performance for all of its executive officers, a significant portion of Mr. R. Walter's overall compensation package is comprised of stock incentives. In November 2003, the Compensation Committee granted Mr. R. Walter an option to purchase 507,086 Common Shares with an exercise price of $61.38 per share (the market price on the date of grant) as part of the fiscal 2004 annual option grant made to Company executives under the Company's Equity Incentive Plan. Consistent with the other options granted as part of these annual grants, this option vests on the third anniversary of the grant date and has a term of 10 years. In making the fiscal 2004 grant, the Compensation Committee considered several of the same factors as those considered for the other executive officers, including implementation of the Compensation Committee's objective to more closely align the Company's stock incentive awards with those of the market. In addition, the Compensation Committee took into account Mr. R. Walter's leadership effectiveness, as well as the Company's multi-year financial performance, its strategic positioning, the overall market competitiveness of Mr. R. Walter's total compensation package and the terms of Mr. R. Walter's current employment agreement (see "Employment Agreements and Other Arrangements" below). The option granted to Mr. R. Walter during the fiscal year also contains provisions for forfeiture of the option or option value received in the event Mr. R. Walter engages in certain behavior in competition with or contrary to the interests of the Company. As noted above, because a primary purpose of granting stock options is to encourage positive future performance, when granting options to Mr. R. Walter in fiscal 2004 the Compensation Committee did not consider the number of options granted in previous years.

      Guidelines for Share Ownership. In an effort to directly link executive officers' and Directors' financial interests with those of shareholders, the Compensation Committee approved for fiscal 2004 Guidelines for Share Ownership for executive officers and non-management Directors. The guidelines specify a number of shares that executive officers and non-management Directors must accumulate and hold within three years of joining the Company or the Board, or by July 2006 for current executive officers and Directors. The specific share requirements for executive officers are based on a multiple of base salary ranging from three to five times base salary, with the higher multiples applicable to the Company's executive officers having the greatest level of responsibility. The specific share requirement for each non-management Director is four times his or her annual retainer.

      Impact of Internal Revenue Code Section 162(m). As discussed above,
Section 162(m) of the Code prohibits a deduction to any publicly held corporation for non-performance-based compensation paid to a covered employee in excess of the Dollar Limitation. It is the Compensation Committee's general policy to minimize the effect of Section 162(m) on the Company's compensation expense. The Compensation Committee reserves the authority to award non-deductible compensation in such circumstances as it deems appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Company's efforts, that compensation intended by the Company to satisfy the requirements for deductibility under
Section 162(m) does in fact do so.

      Conclusion. As described above, the Company's executive compensation program provides a significant link between total compensation and the Company's performance and long-term shareholder value consistent with the compensation philosophies set forth above. This program is believed to be a significant factor in the Company's growth and profitability and the resulting long-term gains achieved by the Company's shareholders.

Submitted by the Human Resources and Compensation Committee of the Board.

November 1, 2004               John B. McCoy, Chairman
                               John F. Havens
                               Richard C. Notebaert
                               Jean G. Spaulding

EXECUTIVE COMPENSATION TABLES

      The following information is set forth with respect to the Company's Chief Executive Officer, each of the Company's four other most highly compensated executive officers, and one additional individual for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer of the Company at June 30, 2004.

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                                                       COMPENSATION
                                                ANNUAL COMPENSATION                       AWARDS
                                         ----------------------------------   ------------------------------
                                                                   OTHER
                                                                   ANNUAL     RESTRICTED      SECURITIES
                                                                   COMPEN-      STOCK         UNDERLYING     ALL OTHER
           NAME AND              FISCAL    SALARY      BONUS       SATION       AWARDS          OPTIONS     COMPENSATION
      PRINCIPAL POSITION          YEAR      ($)         ($)        ($)(1)       ($)(2)            (#)          ($)(3)
-------------------------------  ------  ----------  ----------  ----------   -----------     ----------    ------------
Robert D. Walter                  2004   $1,037,500  $        0  $112,363(4)  $         0       507,086     $     12,349
Chairman and                      2003   $1,015,144  $2,112,135  $111,374(4)  $         0       486,009     $     36,473(5)
Chief Executive Officer           2002   $1,000,000  $2,701,370  $173,545(4)  $10,354,500(6)    440,529     $    208,938

George L. Fotiades                2004   $  622,692  $        0        --     $         0       225,000     $     11,278
President and                     2003   $  531,633  $  387,412        --     $         0       250,000     $     35,957
Chief Operating Officer           2002   $  495,692  $  498,482        --     $         0        67,915     $  1,052,667(7)(8)

Ronald K. Labrum                  2004   $  488,540  $        0        --     $   306,900(6)     85,280     $      7,321
Chairman and Chief Executive      2003   $  429,423  $  247,562        --     $         0        53,019     $     29,512
Officer-Integrated Provider       2002   $  418,462  $  317,886        --     $         0        44,604     $     28,444
Solutions and Cardinal
Health-International

Anthony J. Rucci                  2004   $  445,800  $        0        --     $         0        57,021     $      8,864
Executive Vice President and      2003   $  433,639  $  279,068        --     $         0        48,822     $     34,061
President of Strategic            2002   $  416,219  $  398,263        --     $         0        48,164     $    383,729(7)
Corporate Resources

Stephen S. Thomas                 2004   $  427,662  $        0        --     $         0             0     $    784,958(9)
Former Executive Vice             2003   $  397,331  $  378,727        --     $         0        91,237     $     37,493
President and Group President-    2002   $  380,694  $  372,003        --     $         0        38,546     $    698,229(7)
Automation and Information
Services

Richard J. Miller                 2004   $  407,400  $        0        --     $         0        52,134     $      8,624
Former Executive Vice             2003   $  396,309  $  247,555        --     $         0        44,686     $     34,789
President and Chief Financial     2002   $  371,361  $  343,000        --     $         0        41,233     $    309,729(7)
Officer

(1) " -- " indicates that the aggregate amount of perquisites and other personal benefits, securities or property in the aggregate did not exceed the lesser of $50,000 or 10% of the total of Salary and Bonus, and the executive had no other compensation reportable under this category.

(2) Aggregate restricted share unit holdings and values on June 30, 2004 (based upon the closing price of the Common Shares on the New York Stock Exchange on that date, the last trading day of fiscal 2004) for the named executive officers are as follows: Mr. R. Walter - 264,644 shares, $18,538,312; Mr. Fotiades - 26,362 shares, $1,846,658; Mr. Labrum - 5,000 shares, $350,250; Mr. Rucci - 25,620 shares, $1,794,681; Mr. Thomas -
      31,039 shares, $2,174,282; and Mr. Miller - 8,325 shares, $583,166.
      Dividend equivalents are paid in cash on restricted share units.

(3) Amounts shown represent Company contributions to the executive's account under the Company's Profit Sharing, Retirement and Savings Plan and Deferred Compensation Plan for fiscal 2004 as follows: Mr. R. Walter - $12,349; Mr. Fotiades - $11,278; Mr. Rucci - $8,864; Mr. Labrum - $7,321;
      Mr. Thomas - $8,703; and Mr. Miller - $8,624.

(4) Includes $112,363, $111,012 and $160,827 as the incremental cost to the Company, and related gross-up for taxes, relating to personal use by Mr.
      R. Walter of a Company airplane for the fiscal years ended June 30, 2004, 2003 and 2002, respectively.

(5) Includes $2,364 for premiums paid by the Company on a split-dollar life insurance arrangement entered into on April 16, 1993 between the Company, Mr. R. Walter and a trust for Mr. R. Walter's family. This arrangement terminated by its terms on January 12, 2003, and the Company recovered the then-current cash surrender value of the underlying insurance policy.

(6) Includes restricted share units that vest as follows: Mr. R. Walter - 150,000 shares vesting on January 15, 2006; and Mr. Labrum - 5,000 shares vesting on November 17, 2006.

(7) Includes the vesting of cash incentive awards, granted in the fiscal year ended June 30, 2000, as follows: Mr. Fotiades - $878,750; Mr. Rucci - $351,500; Mr. Thomas - $666,000; and Mr. Miller - $277,500. Employment
      agreements between the Company and each of these executive officers during the fiscal year ended June 30, 2000 provided for such cash incentive awards if the executive officer remained employed by the Company through February 9, 2002. The agreements with Messrs. Fotiades and Thomas have since been replaced and superceded. See "Employment Agreements and Other Arrangements" below. The agreements with Messrs. Rucci and Miller have since expired.

(8) Includes $166,667 paid to Mr. Fotiades as an incentive fee pursuant to certain provisions contained in an employment agreement entered into between the Company and Mr. Fotiades at the time the Company acquired R.P. Scherer Corporation. The agreement has since been replaced and superceded. See "Employment Agreements and Other Arrangements" below.

(9) Includes $776,255 in severance payable to Mr. Thomas pursuant to certain provisions of an employment agreement entered into between the Company and Mr. Thomas during the fiscal year ended June 30, 2003. See "Employment Agreements and Other Arrangements" below.

                      OPTION GRANTS IN LAST FISCAL YEAR (1)

                            INDIVIDUAL GRANTS
---------------------------------------------------------------------------           POTENTIAL REALIZABLE
                                      PERCENT OF                                         VALUE AT ASSUMED
                         NUMBER OF      TOTAL                                            ANNUAL RATES OF
                        SECURITIES     OPTIONS                                              STOCK PRICE
                        UNDERLYING    GRANTED TO                                         APPRECIATION FOR
                          OPTIONS      EMPLOYEES     EXERCISE                             OPTION TERM (4)
                          GRANTED      IN FISCAL      PRICE      EXPIRATION    ----------------------------------
        NAME              (#)(1)         YEAR (2)     ($/Sh)(3)    DATE        0% ($)      5% ($)       10% ($)
------------------      ----------    ----------     --------    ----------    -----    -----------   -----------
Robert D. Walter          507,086        4.3%        $  61.38    11/17/2013    $0.00    $19,574,307   $49,605,136

George L. Fotiades        225,000        1.9%        $  64.11      2/1/2014    $0.00    $ 9,071,648   $22,989,337

Ronald K. Labrum           85,280        0.7%        $  61.38    11/17/2013    $0.00    $ 3,291,940   $ 8,342,423

Anthony J. Rucci           57,021        0.5%        $  61.38    11/17/2013    $0.00    $ 2,201,099   $ 5,578,017

Stephen S. Thomas               0          0%              --            --    $0.00             --            --

Richard J. Miller          52,134        0.4%        $  61.38    11/17/2013    $0.00    $ 2,012,453   $ 5,099,952


(1) All options granted during the fiscal year to the named executive officers are nonqualified stock options granted under the Company's Equity Incentive Plan, are exercisable in full on and after the third anniversary from the date of grant, and have a term of 10 years.

(2) Based on total options to purchase 11,842,030 Common Shares granted to all employees during fiscal 2004 under the Company's Equity Incentive Plan and Broadly-based Equity Incentive Plan, as amended.

(3)   Market price on date of grant.

(4) These amounts are based on hypothetical annual appreciation rates of 0%, 5% and 10% over the full term of the applicable option and are not intended to forecast the actual future appreciation of the Company's stock price. No gain to optionees is possible without an actual increase in the price of the Company's Common Shares, which benefits all of the Company's shareholders.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                     NUMBER OF SECURITIES
                                                    UNDERLYING UNEXECISED        VALUE OF UNEXERCISED
                                                          OPTIONS AT            IN-THE-MONEY OPTIONS AT
                        SHARES        VALUE                FY-END (#)                 FY-END ($)(2)
                     ACQUIRED ON     REALIZED     ------------------------------------------------------
     NAME            EXERCISE (#)     ($)(1)      EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
------------------   ------------  -----------    -----------  -------------  -----------   -------------
Robert D. Walter          -0-      $         0     1,624,517     1,433,624    $52,550,526    $ 7,000,887

George L. Fotiades        -0-      $         0       434,728       542,915    $13,865,595    $ 2,006,434

Ronald K. Labrum          -0-      $         0       249,084       182,903    $11,681,379    $   940,346

Anthony J. Rucci          -0-      $         0       136,043       154,007    $ 3,699,066    $   693,259

Stephen S. Thomas      45,000      $ 1,447,545       133,768       129,783    $ 3,512,092    $   466,324

Richard J. Miller         -0-      $         0       179,095       138,053    $ 5,427,275    $   628,481

(1) Value calculated as the amount by which the fair market value of the Common Shares on the date of exercise exceeds the option exercise price before payment of any taxes.

(2) Value calculated as the amount by which the market value of the Common Shares, based upon the closing price per Common Share of $70.05 on June 30, 2004 (the last trading day of fiscal 2004), exceeds the option exercise price.

SHAREHOLDER PERFORMANCE GRAPH

      Set forth below is a line graph comparing the cumulative total return of the Company's Common Shares with the cumulative total return of the Standard & Poor's Composite - 500 Stock Index and the Value Line Health Care Sector Index, an independently prepared index which includes more than 100 companies in the health care industry (the "Value Line Health Care Index" or "Peer Group"). The graph assumes, in each case, an initial investment of $100 as of June 30, 1999 based on the market prices at the end of each fiscal year through and including June 30, 2004, with the Value Line Health Care Index investment weighted on the basis of market capitalization at the beginning of each such fiscal year, and assuming reinvestment of dividends (and taking into account all stock splits during such periods).

                         [SHAREHOLDER PERFORMANCE GRAPH]

Period Ended June 30            1999       2000      2001      2002     2003     2004    September 30,
  (unless otherwise noted)                                                                   2004*
----------------------------   -------    ------    ------    ------   ------   ------   -------------
Cardinal Health, Inc.          $100.00    115.63    162.34    144.70   151.77   165.65      103.58
S&P 500                         100.00    105.97     82.90     72.11    70.99    83.11       81.20
Value Line Health Care Index    100.00    117.44    112.82     97.24   102.16   111.43      107.39

*Provided for informational purposes; not reflected on performance graph shown above.

EMPLOYMENT AGREEMENTS AND OTHER ARRANGEMENTS

      During fiscal 2004, the Company amended and restated employment agreements with Mr. R. Walter (the "Walter Agreement"), Mr. Fotiades (the "Fotiades Agreement") and Mr. Labrum (the "Labrum Agreement"). Mr. Thomas' employment, which has been terminated, was governed by an employment agreement dated February 5, 2003 (the "Thomas Agreement"). In addition, in July 2004, the Company entered into an employment agreement with Mr. Losh, who was appointed Chief Financial Officer of the Company on an interim basis. Each of Messrs. R. Walter, Fotiades, Labrum, Thomas and Losh agreed under their respective agreements to comply with certain non-compete and non-solicitation covenants during the term of their employment and generally for a period ranging from one to two years thereafter. In addition, Messrs. R. Walter, Fotiades, Labrum, Thomas and Losh are obligated to keep the Company's proprietary information and trade secrets confidential.

      The Walter Agreement amends and restates as of February 1, 2004, the employment agreement dated November 20, 2001 (the "Initial Walter Agreement") between the Company and Mr. R. Walter. Under the Walter Agreement, the Company agreed to employ Mr. R. Walter as Chairman and Chief Executive Officer until February 1, 2007. However, commencing on February 1, 2006, the term shall be extended each day by one day to create a new one year term until, at any time at or after such date, either party provides written notice of termination to be effective one year from the notice date.

      The Walter Agreement provides for an annual base salary of not less than $1,000,000, which will be reviewed simultaneously with the salaries of all the Company's executive officers, and eligibility for an annual cash bonus target of at least 250% of annual base salary (although no bonus was awarded to Mr. R. Walter for fiscal 2004). The Walter Agreement further provides for equity and non-equity awards under the Company's long-term incentive compensation plans consistent with past practice and competitive pay practices, including an annual stock option award with a value of no less than 3,000% of annual base salary in terms of dollars at work. The Initial Walter Agreement provided Mr. R. Walter with 150,000 shares of deferrable restricted share units effective November 20, 2001. The Walter Agreement, as revised in fiscal 2004, extends the vesting date of those restricted share units from June 30, 2004 to January 15, 2006 and the vesting date of certain options from November 19, 2004 to January 15, 2006.

      Under the Walter Agreement, if the Company terminates Mr. R. Walter's employment other than for cause, death or disability, or if Mr. R. Walter terminates his own employment for good reason, then he is paid: (i) any earned but unpaid salary; (ii) a prorated portion of his recent average bonus (based on the average bonus earned in the three previous fiscal years, but not less than his annual target bonus); and (iii) two times the sum of his annual salary then in effect and recent average bonus (or three times such sum if a change of control has occurred within the last three years). If Mr. R. Walter's employment is terminated by death or disability, then he is paid: (i) any earned but unpaid salary; and (ii) a prorated portion of his recent average bonus. If Mr. R. Walter's employment is terminated for any of the reasons above, any stock options, restricted shares and restricted share units held by Mr. R. Walter vest immediately and are exercisable until the end of the applicable term of such award (except that under the Walter Agreement Mr. R. Walter will be treated as a consulting employee and these awards continue to vest in accordance with their terms where Mr. R. Walter's employment is terminated by disability or retirement and the award agreement does not provide for immediate vesting). If the Company terminates Mr. R. Walter's employment for cause or if Mr. R. Walter terminates his own employment without good reason, then he is paid any earned but unpaid salary but no portion of his bonus. If Mr. R. Walter's employment is terminated for any of the reasons above, to the extent not already provided or paid, he will also receive any other benefits to which he is entitled pursuant to, and in accordance with the terms of, existing Company programs and plans. In the event that any payments made to Mr. R. Walter would be subject to the excise tax imposed on "parachute payments" by the Code, under the Walter Agreement, the Company will "gross-up" Mr. R. Walter's compensation for all such excise taxes and any federal, state and local taxes applicable to such gross-up payment (including any penalties and interest).

      The Company recently identified an issue with respect to an option award that the Compensation Committee and Board granted to Mr. R. Walter in November 1999 for 1,425,000 shares (giving effect to stock splits occurring after the date of grant). This option award was in excess of that permitted to be granted to a single individual during any fiscal year under the Company's Equity Incentive Plan. The maximum number of shares that could be granted pursuant to the terms of the Equity Incentive Plan was 562,500 shares (although the Company would have been permitted at the time to make a larger grant outside of such
Plan). The information set forth in the

"Security Ownership of Certain Beneficial Owners and Management," "Aggregated Option Exercises in Last Fiscal Year and FY-End Values" and "Equity Compensation Plan Information" tables elsewhere in this Proxy Statement with respect to Mr.
R. Walter has been revised to reflect the maximum number of shares that could be granted under the Plan. The Compensation Committee is currently exploring alternatives to substitute the remaining portion of the stock option granted to him in November 1999 in excess of 562,500 shares with equivalent value.

      The Fotiades Agreement replaced the employment agreement previously in place between the Company and Mr. Fotiades. Under the Fotiades Agreement, the Company agreed to employ Mr. Fotiades as President and Chief Operating Officer for three years commencing on February 1, 2004. The Fotiades Agreement provides for an annual base salary of not less than $725,000 and an annual bonus target equal to 160% of annual base salary payable under the terms of the bonus plan for which Mr. Fotiades is eligible (although no bonus was awarded to Mr. Fotiades for fiscal 2004). The Fotiades Agreement further provides for an initial stock option grant of 225,000 shares (the "2004 Option"), eligibility for annual stock option grants beginning in fiscal year 2006 and relocation benefits.

      Under the Fotiades Agreement, if the Company terminates Mr. Fotiades' employment without cause before February 1, 2009, if Mr. Fotiades' employment is terminated within one year after a change of control (other than because of death, incapacity, retirement or for cause) or if he terminates his employment within one year after a change of control that leads to a qualifying material diminution of his duties, then he receives: (i) two times the sum of his salary in effect on the day immediately prior to termination and his annual bonus target; (ii) any vested benefits required to be paid or provided in law; and
(iii) all benefits provided in the 2004 Option agreement and a November 18, 2002 option agreement. If Mr. Fotiades terminates his employment or if his employment is terminated by incapacity, death, retirement or for cause, then he receives:
(i) any earned but unpaid salary; (ii) benefits under any long-term disability insurance coverage (in the event of termination due to incapacity); (iii) any vested benefits required to be paid or provided in law; and (iv) any benefits provided for under his then-outstanding equity incentive awards.

      The Labrum Agreement replaced the employment agreement previously in place between the Company and Mr. Labrum. Under the Labrum Agreement, the Company agreed to employ Mr. Labrum as Executive Vice President and Group President - Medical Products and Services for three years commencing on November 5, 2003. The Labrum Agreement provides for an annual base salary of not less than $480,000 and an annual bonus target equal to 90% of annual base salary payable under the terms of the bonus plan for which Mr. Labrum is eligible (although no bonus was awarded to Mr. Labrum for fiscal 2004). The Labrum Agreement further provides for a stock option grant of 25,000 shares (the "FY2004 Option") and a grant of 5,000 restricted share units as of November 17, 2003.

      Under the Labrum Agreement, if the Company terminates Mr. Labrum's employment without cause, if Mr. Labrum's employment is terminated within one year after a change of control (other than because of death, incapacity or for cause) or if he terminates his employment within one year after a change of control that leads to a material diminution of his duties, then he receives: (i) the sum of his salary in effect on the day immediately prior to termination and his annual bonus target; (ii) any vested benefits required to be paid or provided in law; and (iii) all benefits provided for under the FY2004 Option. If Mr. Labrum terminates his employment or if his employment is terminated by incapacity, death or for cause, then he receives: (i) any earned but unpaid salary; (ii) benefits under any long-term disability insurance coverage (in the event of termination due to incapacity); (iii) any vested benefits required to be paid or provided in law; and (iv) any benefits provided for under the FY2004 Option.

      Mr. Thomas' employment with the Company terminated on June 14, 2004. Under the Thomas Agreement, the Company agreed to employ Mr. Thomas as Executive Vice President and Group President - Automation and Information Services for three years commencing on February 5, 2003. The Thomas Agreement provided for an annual base salary of not less than $408,000 and an annual bonus target equal to 90% of annual base salary payable under the terms of the bonus plan for which Mr. Thomas was eligible (although no bonus was awarded to Mr. Thomas for fiscal
2004). The Thomas Agreement further provided for an initial stock option grant of 50,000 shares (the "FY2003 Option").

      The Thomas Agreement also provided for severance payments and benefits to Mr. Thomas if the Company terminated Mr. Thomas' employment without cause prior to the end of his employment period, including (i) payment of the sum of his salary in effect on the day immediately prior to termination and his annual bonus target; (ii) any vested benefits required to be paid or provided in law;
and (iii) all benefits provided for under the FY2003 Option. The termination by the Company of Mr. Thomas' employment was without cause, and pursuant to the terms of the Thomas Agreement, a severance payment of $776,255 is payable to Mr. Thomas in twelve equal monthly installments beginning January 2005.

      The Company recently entered into an employment agreement with Mr. Losh (the "Losh Agreement"). Under the Losh Agreement, the Company agreed to employ Mr. Losh as interim Chief Financial Officer for one year commencing on July 26, 2004. As compensation for the services rendered thereunder, the Losh Agreement provides for an option grant to purchase 210,000 shares at an exercise price of $44 per share, the closing price of the Common Shares on July 27, 2004. The option becomes exercisable in full on July 27, 2007. The Losh Agreement also provides that Mr. Losh is eligible to receive reimbursement for reasonable expenses incurred by Mr. Losh during his employment (including travel and living expenses) in accordance with policies, practices and procedures of the Company applicable to Mr. Losh. During his employment, Mr. Losh is not eligible to receive annual option grants during fiscal 2005, unless approved by the Compensation Committee, or compensation payable solely to non-employee directors of the Company.

      The Company's Equity Incentive Plan, as well as the Company's Stock Incentive Plan, as amended (the "Stock Incentive Plan"), which has been replaced by the Equity Incentive Plan as to ongoing grants, provide for acceleration of the vesting of stock options, restricted share awards and restricted share unit awards based upon the occurrence of a change of control of the Company. Messrs.
R. Walter and Miller continue to hold options that remain outstanding under the Stock Incentive Plan.

PENSION PLAN

      Mr. Fotiades participates in a defined benefit and supplemental plan (the "Pension Plan") which was assumed by the Company when it acquired R.P. Scherer Corporation in 1998.

      Benefits payable under the Pension Plan at retirement are determined primarily by average final compensation and years of service. The compensation covered by the Pension Plan for Mr. Fotiades is substantially the same as that set forth in the Salary and Bonus columns of the Summary Compensation Table set forth on page 21 of this Proxy Statement. The defined benefit plan was frozen as of December 31, 2002, and the supplemental plan was frozen as of December 31, 2001. No additional benefits will be earned and no compensation or credited service will be considered beyond these dates. Mr. Fotiades has 6.5 years of service credited under the defined benefit plan and 5.5 years of service credited under the supplemental plan.

      The annual amount payable to Mr. Fotiades upon retirement is $20,645. The benefits are payable as a straight-life annuity beginning at age 65. These benefits are not subject to any deduction for Social Security or any other offset amounts.

COMPENSATION OF DIRECTORS

      During fiscal 2004, the Company's Directors each were paid a retainer of $10,000 per quarter. The chairperson of the Audit Committee and each Director serving as the chairperson of another Board committee received an additional $3,000 and $1,500 per quarter, respectively, for such service during fiscal 2004. Effective as of the beginning of fiscal 2005, the fees for the chairperson of the Audit Committee were increased to $3,750 per quarter, and the fees for the chairperson of the Compensation Committee were increased to $2,000 per quarter. The fees for the chairperson of the Nominating and Governance Committee remain at $1,500 per quarter. Also effective as of fiscal 2005, the retainer for each Director serving on the Company's Audit Committee was increased to $10,500 per quarter, and the retainer for the Company's non-management Presiding Director, currently Mr. McCoy, was increased to $12,500 per quarter. In addition to regular compensation paid to the chairpersons of each Committee, the members of the Audit Committee and the Presiding Director, Directors may receive additional compensation for the performance of duties assigned by the Board or its committees that are considered beyond the scope of the ordinary responsibilities of Directors or committee members. Directors may elect to defer payment of their fees into the Company's Directors Deferred Compensation Plan, one of the investment alternatives for which is a Company Common Shares Fund. The Company also reimburses Directors for out-of-pocket travel expenses incurred in connection with attendance at Board and committee meetings.

      Directors receive an annual option grant to purchase Common Shares with an aggregate exercise price of $300,000. Each Director also receives, upon first appointment or election to the Board, an option grant to purchase Common Shares with an aggregate exercise price of $300,000. The exercise price per share of these options is the fair market value of a Common Share on the date of grant. The actual value of the options will be the difference between the market value of the underlying Common Shares on the exercise date and the exercise price. In determining the value of the Director options and, thus, the total compensation to Directors, the Board of Directors made certain assumptions about the future increase in the market value of the Company's Common Shares over the term of the options. The options are granted pursuant to the Company's Equity Incentive Plan and Outside Directors Equity Incentive Plan. All grants to Directors generally vest immediately and are exercisable for 10 years from the date of grant. Options granted to Directors are treated as nonqualified options under the Code. On November 17, 2003, Messrs. Bing, Conrades, Finn, Gerbig, Havens, Losh, McCoy, Notebaert, O'Halleran, Raisbeck and M. Walter and Dr. Spaulding each were granted options to purchase 5,084 Common Shares (having an aggregate exercise price of $300,000) in accordance with the provisions of the Equity Incentive Plan and the Outside Directors Equity Incentive Plan. Mr. R. Walter does not receive any of the compensation described in this paragraph or the preceding paragraph. Since his appointment on July 26, 2004 as Chief Financial Officer on an interim basis, Mr. Losh has not received, and does not currently receive, any of the compensation described in this paragraph or the preceding paragraph.

                      EQUITY COMPENSATION PLAN INFORMATION

      Certain equity compensation plans are subject to shareholder approval while other plans have been authorized solely by the Board of Directors. The following is a description of the Company's plans that have not been approved by shareholders.

Broadly-based Equity Incentive Plan

      The Company's Broadly-based Equity Incentive Plan was adopted by the Board effective November 15, 1999 and further amended pursuant to resolutions of the Board adopted on August 8, 2001. The plan provides for grants in the form of nonqualified stock options, restricted shares and restricted share units to employees of the Company. The aggregate number of Common Shares authorized for issuance pursuant to the plan is 36 million with generally no more than 10% of the authorized amount issuable in the form of restricted shares and restricted share units having a restriction period of less than three years. The plan is not intended to qualify under Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act ("ERISA").

Outside Directors Equity Incentive Plan

      The Company's Outside Directors Equity Incentive Plan was adopted by the Board effective May 10, 2000. The plan reserves and makes available for distribution an aggregate of 1.5 million Common Shares for grants in the form of nonqualified stock options and restricted shares to members of the Board who are not employees of the Company. The plan is not intended to qualify under Section 401(a) of the Code and is not subject to any of the provisions of ERISA.

Deferred Compensation Plan, as amended

      The Company's Deferred Compensation Plan, as amended (the "Deferred Compensation Plan"), was adopted by the Board effective April 7, 1994, and has been subsequently amended several times since then, most recently on May 25, 2004. The plan permits certain management employees of the Company to defer salary, bonus and long-term incentive plan payments into one of several investment alternatives, including a stock equivalent account. In addition, the Company may, in its discretion, make additional matching or fixed contributions to the deferred balances of participating management employees. Deferrals into the stock equivalent account are valued as if each deferral were invested in the Company's Common Shares as of the deferral date. Deferred balances are paid out upon retirement, termination from employment, death or disability. The maximum aggregate number of Common Shares that can be credited to stock equivalent accounts pursuant to the plan is 2.25 million. Deferred balances are paid in cash or in Common Shares in kind with any fractional shares paid in cash. The plan contains a dividend reinvestment feature for the stock equivalent account with dividends generally being reinvested in investment options other than the stock equivalent account for reporting persons under Section 16 of the Exchange Act. The plan is not intended to qualify under Section 401(a) of the Code and is exempt from many of the provisions of ERISA as a "top hat" plan for a select group of management or highly compensated employees.

Directors Deferred Compensation Plan, as amended and restated

      The Company's Directors Deferred Compensation Plan, as amended and restated (the "Directors Deferred Compensation Plan"), was adopted by the Board effective August 11, 1999, and was recently amended and restated. The plan permits directors of the Company to defer board fees into one of several investment alternatives, including a stock equivalent account. Deferrals into the stock equivalent account are valued as if each deferral were invested in the Company's Common Shares as of the deferral date. Deferred balances are paid upon retirement or other termination from board service, death or disability. The maximum aggregate number of Common Shares that can be credited to stock equivalent accounts pursuant to the plan is 90,000. Deferred balances are paid in cash, or in Common Shares in kind to the extent so invested, with any fractional shares paid in cash. The plan contains a dividend reinvestment feature for the stock equivalent account with dividends generally being reinvested in investment options other than the stock equivalent account. The plan is not intended to qualify under Section 401(a) of the Code and is not subject to any of the provisions of ERISA.

Global Employee Stock Purchase Plan

      The Company's Global Employee Stock Purchase Plan was adopted by the Board effective August 11, 1999. The plan permits the Company's international employees to purchase Common Shares through payroll deductions. The total number of Common Shares made available for purchase under the plan is 4.5 million. International employees who have been employed by the Company for at least 30 days are eligible to contribute from 1% to 15% of eligible compensation. The purchase price is determined by the lower of 85% of the closing market price on the first day of the offering period or 85% of the closing market price on the last day of the offering period. During any given calendar year, there are two offering periods: January 1 - June 30; and July 1 - December 31. The plan is not intended to qualify under Section 401(a) of the Code and is not subject to any of the provisions of ERISA.

      The following table summarizes information relating to the Company's equity compensation plans at June 30, 2004:

                                            Outstanding
                           -------------------------------------
                            Number of Common         Weighted
                           Shares to be Issued        Average        Common Shares
                            Upon Exercise of      Exercise Price     Available for
                           Outstanding Options      per Common      Future Issuance
                              (in millions)            Share         (in millions)
------------------------   -------------------    --------------    ---------------
Plans approved by
    shareholders (1)            11.8(2)              $52.31(2)          22.6(3)
Plans not approved by
    shareholders                25.1(4)              $62.01(4)          14.0(5)
Plans acquired through
    acquisition (6)              5.8(6)              $31.63               --
                                ----                 ------             ----
Balance at June 30, 2004        42.8                 $55.52             36.6
                                ====                 ======             ====

(1) Under the Company's Equity Incentive Plan, which was approved by the Company's shareholders in November 1995, the total number of Common Shares available for grant of awards under the plan is an amount equal to the sum of (a) 1.5% of the total outstanding Common Shares as of the last day of the Company's immediately preceding fiscal year, plus (b) the number of Common Shares available for grant under the plan as of November 23, 1998, plus (c) any Common Shares related to awards that expire or are unexercised, forfeited, terminated, cancelled, settled in such a manner that all or some of the Common Shares covered by an award are not issued to a participant, or returned to the Company in payment of the exercise price or tax withholding obligations in connection with outstanding awards, plus (d) any unused portion of the Common Shares available under clause (a) above for the previous two fiscal years as a result of not being used in such previous two fiscal years.

(2) In addition to stock options outstanding under the Company's Equity Incentive Plan, also includes 430,302 restricted share units outstanding under the Equity Incentive Plan that are payable solely in Common Shares. Restricted share units do not have an exercise price, and therefore were not included for purposes of computing the weighted-average exercise price.

(3) Includes approximately 4.2 million Common Shares available for issuance under the Company's Employee Stock Purchase Plan.

(4) In addition to stock options outstanding under the Company's Broadly-based Equity Incentive Plan and Outside Director Equity Incentive Plan, also includes 10,000 restricted share units outstanding under the Company's Broadly-based Equity Incentive Plan that are payable solely in Common Shares. Also includes 22,564 and 4,076 Common Share units, respectively, outstanding under the Company's Directors Deferred Compensation Plan and Deferred Compensation Plan that are payable solely in Common Shares. These awards do not have an exercise price, and therefore were not included for purposes of computing the weighted-average exercise price.

(5) Includes approximately 4.3 million Common Shares available for issuance under the Company's Global Employee Stock Purchase Plan.

(6) Includes options to purchase approximately 3.4 million Common Shares in the aggregate that were assumed by the Company in connection with acquisitions that were approved by the Company's shareholders. The remaining options to purchase approximately 2.4 million Common Shares in the aggregate were assumed by the Company in connection with acquisitions that were not approved by the Company's shareholders.

                             AUDIT COMMITTEE REPORT

      The Audit Committee currently consists of six members of the Company's Board of Directors, each of whom the Board of Directors has determined is independent, as defined by the rules of the New York Stock Exchange. The Audit Committee's activities are governed by a written charter, which specifies the scope of the committee's responsibilities and how it carries out those responsibilities. A copy of the charter, which was approved in its current form by the Board on August 3, 2004, is attached to this Proxy Statement as Appendix A.

      The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2004 (the "Fiscal 2004 Audited Financial Statements") with Company management and with Ernst & Young LLP ("Ernst & Young"), the Company's independent accountants. The Audit Committee also has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications). The Audit Committee also received from Ernst & Young the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Ernst & Young its independence from the Company. The Audit Committee also has considered whether the provision of non-audit services to the Company is compatible with the independence of Ernst & Young.

      Based on the review and discussions referred to above, and relying thereon, the Audit Committee recommended to the Board of Directors that the Fiscal 2004 Audited Financial Statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2004 filed with the SEC. In making such recommendation, the Audit Committee took into account those matters considered as part of its internal review commenced in April 2004 that is ongoing, which is described in Notes 1 and 2 to the Fiscal 2004 Audited Financial Statements included in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2004, as well as those matters described in Item 9a of such Annual Report on Form 10-K.

Submitted by the Audit Committee of the Board.

October 24, 2004               John F. Finn, Chairman
                               Dave Bing
                               George H. Conrades
                               Robert L. Gerbig
                               Michael D. O'Halleran
                               David W. Raisbeck

                      SELECTION OF INDEPENDENT ACCOUNTANTS

      Audit Fees. Audit fees include fees paid by the Company to Ernst & Young related to the annual audit of the Company's consolidated financial statements, the review of financial statements included in the Company's Quarterly Reports on Form 10-Q, statutory audits of various international subsidiaries, and additional procedures implemented as a result of the Audit Committee's internal review commenced in April 2004 that is ongoing. Audit fees also include fees for services performed by Ernst & Young that are closely related to the audit and in many cases could only be provided by the Company's independent accountant, such as comfort letters and consents related to SEC registration statements. The aggregate fees billed to the Company by Ernst & Young for audit services rendered to the Company and its subsidiaries for the fiscal year ended June 30, 2003 ("fiscal 2003") and fiscal 2004 totaled $3,797,895 and $8,015,584, respectively.

      Audit-Related Fees. Audit-related services include due diligence services related to mergers and acquisitions, audit-related research and assistance, document production and employee benefit plan audits. The aggregate fees billed to the Company by Ernst & Young for audit-related services rendered to the Company and its subsidiaries for fiscal 2003 and fiscal 2004 totaled $3,193,960 and $2,927,687, respectively.

      Tax Fees. Tax fees include tax compliance and other tax-related services. The aggregate fees billed to the Company by Ernst & Young for tax services rendered to the Company and its subsidiaries for fiscal 2003 and fiscal 2004 totaled $1,916,880 and $2,053,411, respectively.

      All Other Fees. The aggregate fees billed to the Company by Ernst & Young for all other services rendered to the Company and its subsidiaries for fiscal 2003 and fiscal 2004 totaled $14,500 and $289,986, respectively.

AUDIT COMMITTEE AUDIT AND NON-AUDIT SERVICES PRE-APPROVAL POLICY

      Under the Sarbanes-Oxley Act of 2002 (the "Act"), the Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent accountants. As part of this responsibility, the Audit Committee is required to pre-approve the audit and permissible non-audit services performed by the independent accountants in order to assure that such services do not impair the accountants' independence from the Company. To implement these provisions of the Act, the SEC has issued rules specifying the types of services that independent accountants may not provide to their audit client, as well as the audit committee's administration of the engagement of the independent accountants. Accordingly, the Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy (the "Policy") which sets forth the procedures and the conditions under which services proposed to be performed by the independent accountants must be pre-approved.

      Pursuant to the Policy, certain proposed services may be pre-approved on a periodic basis so long as the services do not exceed certain pre-determined cost levels. If not pre-approved on a periodic basis, proposed services must otherwise be separately pre-approved prior to being performed by the independent accountant. In addition, any proposed services that were pre-approved on a periodic basis but later exceed the pre-determined cost level would require separate pre-approval of the incremental amounts by the Audit Committee.

      The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee for proposed services to be performed by the independent accountants for up to $500,000. Pursuant to such Policy, in the event the Chairman pre-approves services, the Chairman is required to report decisions to the full Audit Committee at its next regularly-scheduled meeting. Proposed services equal to or exceeding $500,000 require full Audit Committee approval.

      Representatives of Ernst & Young, which served as the Company's independent public accountants for fiscal 2004 and which the Board has appointed as the independent public accountants for fiscal 2005, are expected to be present at the Annual Meeting. At the Annual Meeting representatives of Ernst & Young will have the opportunity to make a statement about the Company's financial condition, if they desire to do so, and to respond to appropriate questions from shareholders.

         PROPOSAL 1 - ELECTION OF NOMINEES FOR DIRECTORS OF THE COMPANY
                              AT THE ANNUAL MEETING

      The Company's Board of Directors has nominated each of George H. Conrades, Robert L. Gerbig and Richard C. Notebaert to serve as a Director of the Company for a term of three years and until his successor is duly elected and qualified. Each of Messrs. Conrades, Gerbig and Notebaert currently serves as a Director of the Company.

      THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THESE NOMINEES TO SERVE AS MORE FULLY DESCRIBED UNDER "ELECTION OF DIRECTORS" IN THIS PROXY STATEMENT.

       PROPOSAL 2 - AMENDMENT OF THE COMPANY'S PERFORMANCE-BASED INCENTIVE
      COMPENSATION PLAN AND APPROVAL OF THE MATERIAL TERMS OF THE PLAN, AS
                                    AMENDED

GENERAL

      On August 14, 1996, the Company's Board of Directors adopted the Cardinal Health, Inc. Performance-Based Incentive Compensation Plan (the "Plan"), and the Company's shareholders approved the material terms of the performance goals thereunder at the 1996 Annual Meeting of Shareholders. Subsequent amendments to the Plan were adopted by the Board and approved by the Company's shareholders at the 1998 Annual Meeting of Shareholders. The Company's shareholders re-approved the material terms of the performance goals under the Plan, as amended, at the 2000 Annual Meeting of Shareholders.

      In August 2004, the Board approved additional amendments to the Plan (including renaming the Plan, as amended, the "Cardinal Health Management Incentive Plan"), and directed that the Plan, as amended, be submitted to the Company's shareholders for approval. The amendments to the Plan will not be effective absent shareholder approval. The Plan is designed so that awards granted pursuant to the terms of the Plan would generally not be subject to the tax deduction limits of Section 162(m) of the Code. Section 162(m) of the Code generally limits a company's federal income tax deduction for compensation paid to named executive officers to $1 million each, unless all amounts in excess of $1 million qualify for an exception to the limit. One of the available exceptions is for compensation that is paid under a performance-based compensation plan that has been approved by shareholders.

      The purpose of the Plan is to increase the Company's competitiveness in attracting, retaining and motivating executives and to permit the Company to provide incentive compensation that is tied to the achievement of pre-established and objective performance goals that will exempt such compensation from the tax deduction limits under Section 162(m) of the Code, as described further below. The Plan is also designed to allow the Company to carry out its obligations under employment and other arrangements with certain executive officers of the Company in a tax-efficient manner.

      Notwithstanding any failure to receive shareholder approval of the amendments, the Compensation Committee retains the authority to make performance-based awards to the Company's executives outside of the Plan, in such amounts and at such times as it determines in its sole discretion.

      The following is a summary of the material terms of the Plan, as amended, including the material terms of the performance goals thereunder that shareholders are being asked to approve. The Plan, as amended, is set forth as Appendix B to this Proxy Statement.

DESCRIPTION OF THE AMENDMENTS

      As more fully described in the "Human Resources and Compensation Committee Report" in this Proxy Statement, the Company's Board of Directors has endorsed an executive compensation philosophy that differentiates compensation results based upon corporate, business unit and individual performance and that rewards Company executives with incentive compensation at or above competitive levels if performance is superior. In order to implement this philosophy without jeopardizing the tax deduction for payments of incentive compensation under
Section 162(m) of the Code, and in order to link a greater amount of executives' pay to the Company's performance, the Board has determined that the maximum award payable to any individual for any single fiscal year under the Plan should be increased to $7.5 million from the $3.0 million limit under the Plan as it currently exists. The Board considers this proposed change necessary to permit the Company to attract, retain and compensate senior executive talent in a tax-efficient manner as the Company continues to grow. The proposed change will give the Board the ability to approve tax-deductible bonus payments in excess of otherwise applicable target bonuses to reward achievement of outstanding performance that substantially exceeds the goals established by the Compensation Committee during a performance period. In addition, the proposed change is designed to enable the Company to fulfill its contractual obligations to its senior executives, including its obligations to Mr. Walter under the Walter Employment Agreement, and in doing so, avoid triggering the tax deduction limitation rules prescribed under Section 162(m) of the Code.

      The original maximum award limit under the Plan was $1.0 million when the Plan was first approved by shareholders in 1996. The maximum award was subsequently increased to $3.0 million in 1998, and was approved by shareholders. The limit has remained at $3.0 million for the last six years. An increase of the limit to $7.5 million would enable the Company to pay such an amount under a plan complying with the tax deduction rules of Section 162(m).

      It is important to note that under the Plan, the Compensation Committee will evaluate the extent to which performance goals are satisfied during a particular performance period in determining the amounts, if any, to be awarded under the Plan. The Compensation Committee takes this responsibility seriously. For example, although the Company met or exceeded certain of its financial goals for fiscal 2004, including its operating cash flow targets, the Company did not meet certain other financial goals. As a result, the Compensation Committee determined that no bonus awards would be made to executive officers for fiscal 2004.

      Other proposed amendments to the Plan include expanding the potential performance measures that performance goals under the Plan may be based upon and changing the name to the "Cardinal Health Management Incentive Plan." Under the Plan as it currently exists, the performance goals for awards are based upon the achievement of targeted measures of return on equity, earnings per share, earnings from operations, and/or such other objective business criteria as the Company's shareholders may approve from time to time. Under the Plan, as amended, as described below, the potential performance measures are being substantially expanded to provide the Compensation Committee the flexibility to set performance goals that can be modified in line with changes to the Company's business environment. Non-financial metrics are also being added.

DESCRIPTION OF THE PLAN

      Administration. The Plan is administered by the Compensation Committee. Among other things, the Compensation Committee has the authority to select participants in the Plan from among the Company's executive officers and to determine the performance goals, target amounts and other terms and conditions of awards under the Plan. The Compensation Committee also has the authority to establish and amend rules and regulations relating to the Plan and to make all other determinations necessary and advisable for the administration of the Plan. All decisions made by the Compensation Committee pursuant to the Plan are made in the Compensation Committee's sole discretion and are final and binding.

      Eligibility. Executive officers of the Company designated by the Compensation Committee are eligible to be granted awards under the Plan. Currently, the Company has 12 executive officers, who are listed annually in the Company's Annual Report on Form 10-K filed with the SEC. Although the tax laws limit deductibility only for compensation paid to the five most highly compensated executive officers, the performance goals are applied to all executive officers in the event that one or more should become subject to the limits of Section 162(m) of the Code.

      Terms of Awards. Awards under the Plan consist of cash amounts payable upon the achievement, during a specified performance period, of specified objective performance goals. A performance period is set by the Compensation Committee, but may not extend beyond the end of the fiscal year with respect to which the attainment of performance goal(s) relating to the award will be determined. At the beginning of a performance period for a given award, the Compensation Committee will establish the performance goal(s) and the target amount of the award, which will be earned if the performance goal(s) are achieved in full, together with any lesser amount that will be earned if the performance goal(s) are only partially achieved. After the end of the performance period, the Compensation Committee will certify the extent to which the performance goals are achieved and determine the amount of the award that is payable, provided that the Committee will have the discretion to reduce (but not increase) the amount of incentive compensation actually paid.

      Performance Goals. The performance goals for awards are based upon the achievement of targeted measures stated in the Plan. Under the Plan, as amended, the performance goals for awards may be based upon targeted measures of (i) cash flow; (ii) earnings (including gross margin, earnings before interest and taxes, earnings before taxes and net earnings); (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) stock price; (vi) return on equity or average shareholders' equity; (vii) total shareholder return; (viii) return on capital; (ix) return on assets or net assets; (x) return on investment; (xi) revenue; (xii) income or net income; (xiii) operating income or net operating income; (xiv) operating profit or net operating profit (whether before or after taxes); (xv) operating margin; (xvi) return on operating revenue; (xvii) market share; (xviii) contract awards or backlog; (xix) overhead or other expense reduction; (xx) growth in shareholder value relative to the moving average of the S&P 500 Index or a peer group index; (xxi) credit rating; (xxii) strategic plan development and implementation; (xxiii) improvement in workforce diversity;
(xxiv) customer satisfaction; (xxv) employee satisfaction; (xxvi) management succession plan development and implementation; and (xxvii) employee retention.

      Maximum Award Payable and Not Subject to Deduction Limitation Rules of
Section 162(m) of the Code. Under the Plan, as amended, the maximum award that could be paid to a participant for any performance period (which may not exceed a single fiscal year) would be $7.5 million, with such maximum award amount to be prorated if the performance period is less than a full fiscal year.

      Termination of Employment. A participant whose employment terminates because of death or disability during the performance period for an award will receive a prorated portion of the award, based upon the extent to which the performance goals had been achieved before such termination, unless the Compensation Committee determines otherwise. A participant whose employment terminates for any other reason before the end of the performance period for an award will not be entitled to any payment with respect to the award.

      Amendment and Discontinuance. The Plan may be amended, modified or terminated by the Compensation Committee at any time, but no such amendment, modification or termination will affect the payment of any award for a performance period that has already ended or increase the amount of any award.

REASON FOR SHAREHOLDER APPROVAL

      The rules pertaining to Section 162(m) of the Code require shareholder approval of material terms of the performance goals under a plan under which qualified performance-based compensation is paid by a company. Such material terms are required to be re-approved in the future by shareholders at least once every five years when, as with respect to the Plan, the Compensation Committee has the ability to change the targets under a performance goal after shareholder approval of the goal.

VOTE REQUIRED

      Under applicable law, the affirmative vote of the holders of a majority of the Common Shares entitled to vote on this matter and present or represented by proxy at the Annual Meeting will be required for approval of this proposal. Abstentions will have the same effect as votes against the proposal. Broker non-votes are not considered votes cast on this matter and therefore will have no effect on this proposal.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

     PROPOSAL 3 - PROPOSAL FROM SHAREHOLDER ON ANNUAL ELECTION OF DIRECTORS

      The Company has received a proposal from a shareholder (the "Shareholder Proposal") which is required to be included in this Proxy Statement. The Company is advised that the proposal will be presented for action at the Annual Meeting. The proposed resolution and its supporting statement, for which the Board of Directors and the Company accept no responsibility, are presented below. The proposal has been submitted by the American Federation of State, County and Municipal Employees Employees Pension Plan, 1625 L Street, N.W., Washington, D.C. 20036 (the owner of 4,423 Common Shares as of June 7, 2004).

      The Shareholder Proposal and the supporting statement of the shareholder submitting the Shareholder Proposal read as follows:

      "RESOLVED, that the shareholders of Cardinal Health Inc. ("Cardinal Health" or the "Company") urge the board of directors to take the necessary steps to eliminate the classification of the board of directors of the Company and to require that all directors stand for election annually. The board declassification should be completed in a manner that does not affect the unexpired terms of directors.

                              SUPPORTING STATEMENT

      We believe the election of directors is the most powerful way shareholders influence the strategic direction of our Company. Currently, the board is divided into three classes and each class serves staggered three-year terms. Because of this structure, shareholders may only vote on roughly one third of the directors each year.

      In our opinion, the classified structure of the board is not in shareholders' best interest because it reduces accountability to shareholders. Annual election of directors gives shareholders the power to completely replace their board, or replace a majority of directors, if a situation arises warranting such drastic action. We do not believe destaggering the board will destabilize our Company or affect the continuity of director service. Our directors, as well as the directors of the majority of other public companies, are routinely elected with over 90% shareholder approval.

      A 2001 study found that firms with the strongest shareholder rights significantly outperform companies with weaker shareholder rights and outperform the broader market. The study of 1,500 firms by researchers at Harvard and the University of Pennsylvania's Wharton School found a significant positive relationship between greater shareholder rights, as measured by a governance index, and both firm valuation and performance from 1990 to 1999. The governance index took into account, among other things, whether a company had a classified board.

      A 2002 Harvard study provides evidence that classified boards harm shareholders. The study, which included all hostile bids from 1996 through 2000, found that an "effective staggered board" -- one that cannot be dismantled by a hostile bidder without first winning control of the board -- doubles the odds that a target company will remain independent, without providing any countervailing benefit such as a higher acquisition premium. The study estimated that effective staggered boards cost target shareholders $8.3 billion during that period.

      The classification of Cardinal Health's board is effected in its Code of Regulations. The Regulations make it extremely difficult for shareholders to declassify the board unilaterally because approval by holders of

      75% of outstanding shares is required to amend the classification provision. Accordingly, we urge Cardinal Health's board to approve amendments to the Regulations necessary to declassify the board and submit those changes for shareholder approval, with the board's recommendation in favor of the amendments, at the 2005 annual meeting of shareholders.

      A growing number of shareholders appear to agree with our concerns. Last year a majority of shareholders supported proposals seeking board declassification at 34 companies (source: Council of Institutional Investors). Among these companies, Safeway, Cendant, and Merck each supported declassification amendments in 2004.

      We urge shareholders to vote for this proposal."

BOARD OF DIRECTORS STATEMENT IN OPPOSITION TO SHAREHOLDER PROPOSAL

      The Board of Directors believes that the Shareholder Proposal to abolish the current classified board structure and elect the entire Board of Directors annually is not in the best interests of the Company or its shareholders and recommends a vote AGAINST the Shareholder Proposal.

      The current classified board structure has been in place since it was approved by the shareholders in 1983. Under our Code of Regulations, the Board of Directors is divided into three classes with Directors elected to staggered three-year terms. Approximately one-third of the Directors stand for election each year, and the entire Board can be replaced in the course of three annual meetings, all held within approximately two years. The Board of Directors believes that an active, professional board benefits in many ways from classifying its directors. The Board believes that the most notable among these benefits are increased stability, improved long-term planning and enhanced ability to resist unfair and abusive takeover tactics.

      INCREASED STABILITY. The three-year staggered terms are designed to provide stability and ensure that, at any given time, a majority of the Company's Directors have prior experience as Directors of the Company and solid knowledge of the Company's complex business and strategy. The Board of Directors believes that Directors who have experience with the Company and knowledge about its business and affairs are a valuable resource and are better positioned to make fundamental decisions that are in the best interests of the Company and its shareholders. The Board observes that numerous well-respected U.S. corporations and institutional investors have classified boards, including approximately 60% of the S&P 500 companies.

      IMPROVED LONG-TERM PLANNING. The Board of Directors believes that electing directors to staggered three-year terms enhances a company's ability to engage in long-term strategic planning. It also believes that the continuity made possible by the classified board structure is essential to the proper oversight of a company like ours that has multiple lines of business in a rapidly-changing industry.

      The Board of Directors believes that the benefits of the current classified board structure do not come at the cost of Directors' accountability to shareholders and that Directors elected to three-year terms are just as accountable to shareholders as Directors elected annually, since all Directors are required to uphold their fiduciary duties to the Company and its shareholders, regardless of the length of their term of office. In our view, the annual election of approximately one-third of the Directors provides shareholders with an orderly means to effect change and communicate their views on the performance of the Company and its Directors.

      ENHANCED ABILITY TO RESIST UNFAIR AND ABUSIVE TAKEOVER TACTICS. A major purpose of a classified board structure is to enhance the Board of Directors' ability to negotiate the best results for shareholders in a potential takeover situation. The Board of Directors believes that a classified board structure encourages a person seeking to obtain control of the Company to negotiate with the Board. At least two annual meetings will be required to effect a change in control of the Board. This gives the incumbent Directors additional time and leverage to evaluate the adequacy and fairness of any takeover proposal, negotiate on behalf of all shareholders and weigh alternative methods of maximizing shareholder value for all shareholders. It is important to note, however, that although the classified board is intended to cause a person seeking to obtain control of the Company to negotiate with the Board, the existence of a classified board will not, in fact, prevent a person from acquiring control of a board or accomplishing a hostile acquisition.

      Adoption of the Shareholder Proposal would not automatically eliminate the classified board structure. Further action by the shareholders would be required to amend our Code of Regulations. Under our Code of Regulations, a 75% vote of the shares having voting power with respect to the proposal would be required for approval. While the Board would consider such an amendment, it would do so consistent with its fiduciary duty to act in a manner it believes to be in the best interest of the Company and all of its shareholders.

      This is the first instance that the Company has received a shareholder proposal regarding annual election of Directors. The Board of Directors and its Nominating and Governance Committee, with the assistance of their professional advisors, have carefully considered this proposal and the arguments for and against a classified board structure. The Board has concluded that the Company's classified board structure continues to promote the best interests of the shareholders.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL.

VOTE REQUIRED

      Approval of the Shareholder Proposal requires the affirmative approval of the holders of a majority of the Common Shares present in person, or by proxy, at the Annual Meeting and entitled to vote on the Shareholder Proposal. Abstentions will have the same effect as votes against the proposal. Broker non-votes will not be considered Common Shares present and entitled to vote on the Shareholder Proposal and will not have a positive or negative effect on the outcome of this proposal.

                          FUTURE SHAREHOLDER PROPOSALS

      Any shareholder who intends to present a proposal for inclusion in the proxy statement and form of proxy relating to the Company's 2005 Annual Meeting of Shareholders is advised that the proposal must be received by the Company at its principal executive offices not later than July 11, 2005. The Company will not be required to include in its proxy statement or form of proxy a shareholder proposal which is received after that date or which otherwise fails to meet the requirements for shareholder proposals established by SEC regulations.

      In addition, if a shareholder intends to present a proposal at the Company's 2005 Annual Meeting of Shareholders without the inclusion of that proposal in the Company's proxy materials and written notice of the proposal is not received by the Company on or before September 24, 2005, or if the Company meets other requirements of the SEC rules, proxies solicited by the Board of Directors for the 2005 Annual Meeting of Shareholders will confer discretionary authority to vote on the proposal at the meeting.

                                  OTHER MATTERS

      This solicitation of proxies is made by and on behalf of the Board of Directors. The cost of the solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by Directors, officers and employees of the Company in person or by telephone, telegraph or other means of communication. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. The Company has retained MacKenzie Partners, Inc. at an estimated cost of $10,000, plus reimbursement of expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. Arrangements also will be made by the Company with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and the Company will reimburse these persons for reasonable expenses incurred in connection therewith.

      If you and other residents at your mailing address own Common Shares in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement unless contrary to your instructions. This practice is known as "householding," and is designed to reduce the Company's printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate annual report or proxy statement, he or she may write to the Company's Investor Relations department at the

Company's corporate office, or call the Investor Relations Line at (614) 757-5222. The Company will promptly deliver a separate copy (free of charge) upon request.

      If the enclosed proxy is executed and returned, or a proxy is voted by telephone or the Internet, the Common Shares represented thereby will be voted in accordance with any specifications made by the shareholder. Proxies returned without specifications made by the shareholder will be voted to elect three Directors as set forth under "Election of Directors" above, in favor of Proposal 2 and against Proposal 3.

      The presence of any shareholder at the Annual Meeting will not operate to revoke his or her proxy. A proxy may be revoked at any time insofar as it has not been exercised by giving written notice to the Company or in open meeting or by executing and forwarding a later-dated proxy to the Company or voting a later proxy by telephone or the Internet.

      If any other matters shall properly come before the Annual Meeting, the persons named in the proxy, or their substitutes, will determine how to vote thereon in accordance with their judgment and fiduciary responsibilities. The Board of Directors does not know of any other matters which will be presented for action at the Annual Meeting.

      By Order of the Board of Directors.


                                             /s/ PAUL S. WILLIAMS
November 8, 2004.                                PAUL S. WILLIAMS, Secretary

                                                                      APPENDIX A

                              CARDINAL HEALTH, INC.
                    AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                                     CHARTER

I. PURPOSE

      The primary function of the Audit Committee (the "Committee") is to represent and assist the Board of Directors of Cardinal Health, Inc. (the "Company") in fulfilling its oversight responsibilities with respect to:

      (1) the integrity of the Company's financial statements;

      (2) legal and code of ethics compliance;

      (3) regulatory compliance;

      (4) the qualifications, independence and performance of the Company's independent auditor; and

      (5) the qualifications and performance of the Company's internal auditing function.

      Consistent with this function, the Committee should encourage continuous improvement of, and should foster adherence to, the Company's policies, procedures and practices at all levels and should provide an open avenue of communication among the independent auditor, financial and executive management, the Corporate Audit Department, and the Board of Directors.

      The Committee shall also be responsible for reviewing and approving reports required by the Securities and Exchange Commission (the "Commission"), e.g., "audit committee reports" and "selection of independent auditors" sections in the Company's annual proxy statement to shareholders.

      The Committee will primarily fulfill these responsibilities by carrying out the specific activities enumerated in Section IV of this Charter. The Committee is empowered to retain such advisors as it deems appropriate to assist the Committee in fulfilling its responsibilities, and shall receive appropriate funding from the Company, as determined by the Committee, to compensate such advisors.

II. COMPOSITION

      The Committee has been created by the Board of Directors pursuant to the authority of Section 1701.63, Ohio Revised Code, and Article 2, Section 2.18 of the Company's code of regulations.

      The Committee shall be comprised of no fewer than three directors as determined by the Board of Directors. The members of the Committee shall meet the independence requirements applicable to directors and audit committee members under the listing standards of the New York Stock Exchange. All members of the Committee shall have a working familiarity with basic finance and accounting practices. In addition, at least one Committee member shall be an "audit committee financial expert" as determined by the Board in accordance with Commission rules.

      The members of the Committee shall be appointed by the Board of Directors and serve until their successors shall be duly elected and qualified. Unless a Chair is appointed by the Board of Directors, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III. MEETINGS

      The Committee shall meet at least four times annually or more frequently as circumstances dictate, and minutes of such meetings shall be maintained. As part of its job to foster open communication, the Committee shall meet periodically with management, the senior Corporate Audit executive and the independent auditor in separate executive sessions. The Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any member of, or consultant to, the Committee. The Committee shall report regularly to the full Board with respect to its activities.

IV. RESPONSIBILITIES AND DUTIES

      Among its responsibilities and duties, the Audit Committee shall:

      Financial Statement and Disclosure Matters

      1. Review the Company's annual and quarterly financial statements prior to filing with the Commission, including the independent auditor's judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting, and the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations".

      2. Following completion of the annual audit, review separately with each of management, the independent auditor and the Corporate Audit Department any significant difficulties encountered during the course of the audit, including any restrictions on the scope of the work or access to required information.

      3. Consider and approve, if appropriate, changes to the Company's accounting principles and practices as suggested by the independent auditor, management, or the Corporate Audit Department. and review with the independent auditor, management or the Corporate Audit Department, as appropriate, the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented.

      4. Review and discuss quarterly information from the independent auditor on:

            (a) All critical accounting policies and practices used.

            (b) All alternative treatments of financial information within generally accepted accounting principles for material items that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

            (c) Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

      5. Discuss with management the announcement of financial results prior to public release and the Company's practices with respect to earnings press releases, including the use of "pro forma" or "adjusted" non-GAAP information, and financial information and earnings guidance provided to analysts and rating agencies.

      6. Discuss with management and the independent auditor the effect of proposed or pending regulatory and accounting requirements on the Company's financial statements.

      7. Review reports from management and the independent auditor regarding the adequacy and effectiveness of, the Company's internal controls. Review disclosures by the Company's CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies or material weaknesses in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company's internal controls. Review reports from management regarding the adequacy and effectiveness of the Company's disclosure controls and procedures.

      8. Review and discuss with management (including the senior Corporate Audit executive) and the independent auditor, when required, the Company's internal control report and the independent auditor's attestation of the report prior to the filing of the Company's Form 10-K.

Independent Auditor

      9. Be directly responsible, in its capacity as a committee of the Board, for the appointment, compensation, retention, and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor). The Committee shall have the sole authority to appoint or replace the independent auditor, which shall report directly to the Committee.

      10. Obtain and review, at least annually, a report by the independent auditor describing: (a) the independent auditor's internal quality-control procedures; and (b) any material issues raised by the most recent internal quality-control review, or peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor's firm, and any steps taken to deal with any such issues.

      11. Obtain and review, at least annually, a report by the independent auditor describing any relationships between the auditor and the Company or any other relationships that may adversely affect the independence of the auditor. The Committee shall actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the auditor's objectivity and independence, and consider the independence of the auditor.

      12. Pre-approve all audit and permissible non-audit services to be provided by the Company's independent auditor and their related fees. The Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditor must be pre-approved.

      13. Obtain from the independent auditor assurance that Section 10A(b) of the 34 Act has not been implicated.

      14. Recommend to the Board policies for the Company's hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

Corporate Audit Department

      15. Review with management, the senior Corporate Audit executive and the independent auditor activities, organizational structure, qualifications and budget of the Corporate Audit Department.

      16. Review with management and the independent auditor the appointment and replacement of the senior Corporate Audit executive.

      17. Annually approve the Corporate Audit Department's Audit Plan, and review updates to the Audit Plan on an on-going basis. Review summaries of reports to management prepared by the Corporate Audit Department and management's responses.

Ethical, Legal and Other Compliance Activities

      18. Review the Company's compliance procedures regarding its Ethics Guide and management's systems to enforce the Ethics Guide.

      19. Assess whether management has a review system in place that is reasonably designed to satisfy the legal requirements with respect to the Company's financial statements, reports and other financial information disseminated to governmental organizations, and the public.

      20. Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding ethical matters including a process that allows for direct communication to the Audit Committee or their designee of any such issues.

      21. Review legal compliance matters with the Company's internal counsel, including corporate securities trading policies and any legal matter that could have a significant impact on the Company's financial statements.

      22. Discuss with management the Company's major financial risk exposures and the steps management has taken to monitor and mitigate such exposures, including the Company's financial risk assessment and financial risk management policies.

      23. Perform any other activities consistent with the Charter, the Company's Code of Regulations and governing law, as the Committee deems necessary or appropriate.

      24. Review and update this Charter periodically, at least annually, as conditions dictate. In conjunction with this update, the Committee should perform an annual self-assessment of its processes and communications with management, the independent auditor and the Board of Directors.

Limitation of Audit Committee's Role

      While the Committee has the responsibilities and powers set forth in this Charter, the Committee will rely on management and the independent auditor to plan or conduct audits and to determine that the Company's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations.

Revised: August 4, 2004

                                                                      APPENDIX B


                              CARDINAL HEALTH, INC.
                            MANAGEMENT INCENTIVE PLAN

1. PURPOSE. The purpose of the Cardinal Health, Inc. Management Incentive Plan (the "Plan") is to advance the interests of Cardinal Health, Inc. and its shareholders by providing certain of its key executives with incentive compensation which is tied to the achievement of pre-established and objective performance goals. The Plan is intended to provide participants with incentive compensation which is not subject to the deduction limitation rules prescribed under Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), and should be construed to the extent possible as providing for remuneration which is performance-based compensation within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. The Plan, formerly known as the Performance - Based Incentive Compensation Plan, was amended on August 4, 2004.

2. DEFINITIONS. Whenever used herein, the following terms shall have their respective meanings set forth below:

      a.    "Award" means the amount payable to a Participant in accordance with
Section 6 of the Plan.

      b. "Committee" means the Human Resources and Compensation Committee (the "Committee") of the Board of Directors of Cardinal Health, Inc. The Committee shall be comprised of two or more "outside directors" as that term is defined in Section 162(m) of the Code and the regulations promulgated thereunder, as amended from time to time.

      c.    "Company" means Cardinal Health, Inc. and its subsidiaries.

      d. "Effective Date" means the date set forth in Section 9(a) of the Plan.

      e. "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

      f. "Participant" means an individual eligible to participate hereunder, as determined by the Committee, each of whom shall be an executive officer of the Company.

      g. "Performance Period" means any time period established by the Committee, but in no event including any period beyond the end of the fiscal year with respect to which the attainment of Performance Goal(s) relating to an Award will be determined.

      h. "Performance Goal" means any performance goal determined by the Committee in accordance with Section 5 of the Plan.

      i. "Target Award" means the amount of any Award as established by the Committee that would be payable to a Participant for any Performance Period if the Performance Goals for the Performance Period were fully (100%) achieved and no negative discretion was exercised by the Committee in regard to that Award pursuant to the last sentence of Section 6.

3. ADMINISTRATION. The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee will have full authority to interpret the Plan, to establish and amend rules and regulations relating to it, to determine the terms and provisions for making Awards and to make all other determinations necessary or advisable for the administration of the Plan. All decisions made by the Committee pursuant to the provisions hereof shall be made in the Committee's sole discretion and shall be final and binding on all persons.

4. ELIGIBILITY. The Committee shall designate the Participants eligible to receive Awards for each Performance Period and establish the Performance Goals applicable to each Participant for each Performance Period. An individual who becomes eligible to participate in the Plan during the Performance Period may be approved by the Committee for a partial period of participation. In such case, the Participant's Target Award and

Award will be based upon performance during the portion of the Performance Period during which the Participant participates in the Plan, and the amount of the Target Award will be pro-rated based on the percentage of time the Participant participates in the Plan during the Performance Period.

5. ESTABLISHMENT OF TARGET AWARDS, PERFORMANCE PERIODS AND PERFORMANCE GOALS. For each Performance Period established by the Committee, the Committee shall establish a Target Award for each Participant. Awards shall be earned based upon the financial performance of the Company or one or more operating groups of the Company during a Performance Period; provided, however, the maximum Award that may be paid to any single Participant for any Performance Period is $7,500,000, such maximum Award amount to be pro-rated if the Performance Period is less than a full fiscal year. As to each Performance Period, within such time as established by Section 162(m) of the Code, the Committee will establish in writing Performance Goals based on one or more of the following performance measures of the Company (and/or one or more operating groups of the Company, if applicable) over the Performance Period: (i) cash flow; (ii) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings); (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) stock price; (vi) return on equity or average shareholders' equity;
(vii) total shareholder return; (viii) return on capital; (ix) return on assets or net assets; (x) return on investment; (xi) revenue; (xii) income or net income; (xiii) operating income or net operating income; (xiv) operating profit or net operating profit (whether before or after taxes); (xv) operating margin;
(xvi) return on operating revenue; (xvii) market share; (xviii) contract awards or backlog; (xix) overhead or other expense reduction; (xx) growth in shareholder value relative to the moving average of the S&P 500 Index or a peer group index; (xxi) credit rating; (xxii) strategic plan development and implementation; (xxiii) improvement in workforce diversity; (xxiv) customer satisfaction; (xxv) employee satisfaction; (xxvi) management succession plan development and implementation; and (xxvii) employee retention. Except as otherwise provided herein, the extent to which the Performance Goals are satisfied will determine the amount of the Award, if any, that will be earned by each Participant. The Performance Goals may vary for different Performance Periods and need not be the same for each Participant eligible for an Award for a Performance Period.

6. EARNING OF AWARDS. At the end of each Performance Period, the Award will be computed for each Participant. Payment of Awards, if any, will be made in cash, subject to applicable tax withholding. Prior to payment of any Award, the Committee shall certify in writing the extent to which the established Performance Goals have been achieved. If the Performance Goals are not satisfied to the fullest extent, a recipient may earn less than the full Target Award or no Award at all. In addition, the Committee may in its sole discretion reduce individual Awards otherwise payable pursuant to the Performance Goals.

7. TERMINATION OF EMPLOYMENT. In the event the employment of a Participant is terminated by reason of death or disability during a Performance Period, unless determined otherwise by the Committee, the Participant or his legal representative, as applicable, shall receive a prorated payout with respect to the Award relating to such Performance Period. The prorated payout shall be based upon the length of time that the Participant was employed by the Company during the Performance Period and the progress toward achievement of the established Performance Goal(s) during the portion of the Performance Period during which the Participant was employed by the Company. Payment of the Award, if any, shall be made at the same time payments are made to Participants who did not terminate employment during the applicable Performance Period. In the event of a Participant's termination of employment by the Company for any other reason prior to the end of the Performance Period with respect to an Award, the Participant shall not be entitled to any payment with respect to such Award.

8. AMENDMENT AND TERMINATION. The Committee may amend, modify or terminate the Plan at any time and from time to time. Shareholder approval of such actions will be required only as required by applicable law. Notwithstanding the foregoing, no amendment, modification or termination shall affect the payment of an Award for a Performance Period that has already ended or increase the amount of any Award.

9.    GENERAL PROVISIONS.

      a. Effective Date. The Plan shall become effective as of July 1, 1996, subject to its approval by the shareholders of Cardinal Health, Inc.

      b. Non-Transferability. Any interest of any Participant under the Plan may not be sold, transferred, alienated, assigned or encumbered, other than by will or pursuant to the laws of descent and distribution, and any attempt to take any such action shall be null and void.

      c. Severability. In the event any provision of the Plan is held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provisions had never been contained in the Plan.

      d. Additional Arrangements. Nothing contained in this Plan shall prevent the Company from adopting other or additional compensation arrangements for any Participant.

      e. No Right to Award or Employment; Uniformity. No person shall have any claim or right to be granted an Award under this Plan and the grant of an Award shall not confer upon any Participant any right to be retained as an employee of Cardinal Health, Inc. or any of its subsidiaries, nor shall it interfere in any way with the right of Cardinal Health, Inc. or any subsidiary to terminate the employment of any Participant at any time or to increase or decrease the compensation of any Participant. There is no obligation for uniformity of treatment of Participants.

      f. Tax Withholding. The Company shall have the right to withhold or require Participants to pay the Company the amount of any taxes which the Company is required to withhold with respect to such Award.

      g. Beneficiaries. The Committee may establish such procedures as it deems appropriate for a participant to designate a beneficiary to whom any amounts payable in the event of the Participant's death are to be paid. If no beneficiary is designated, the right of the Participant to receive any payment under this Plan will pass to the Participant's estate.

      h. Laws Governing. The Plan and all Awards made and action taken hereunder shall be governed by and construed in accordance with the laws of the State of Ohio, except to the extent superseded by federal law.

      i. Government Regulation. Notwithstanding any provisions of the Plan or any agreement made pursuant to the Plan, the Company's obligations under the Plan and such agreement shall be subject to all applicable laws, rules and regulations and to such approvals as may be required by any governmental or regulatory agencies.

      j. Unfunded Status of Plan. The Plan is intended to constitute an unfunded plan for incentive compensation. With respect to any payments not yet made by the Company to a Participant or beneficiary, nothing contained herein shall give any such Participant or beneficiary any rights that are greater than those of a general creditor of the Company.

[The text set forth below is not part of the proxy]


[Cardinal Health Logo]

ALL SHAREHOLDERS ARE URGED TO VOTE THEIR PROXY AS EARLY AS POSSIBLE.

Participants holding shares through any of the company's employee benefit plans are urged to vote their shares no later than Friday, December 3, 2004, in order to ensure complete voting by the applicable plan administrator.

Please see reverse side for information on voting your proxy by telephone or the Internet.











                              FOLD AND DETACH HERE
-------------------------------------------------------------------------------


[Cardinal Health Logo]


PROXY - CARDINAL HEALTH, INC.
7000 CARDINAL PLACE
DUBLIN, OHIO 43017

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Anthony J. Rucci and Paul S. Williams, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote as indicated herein all the common shares, without par value, of Cardinal Health, Inc. held of record by the undersigned at the close of business on October 25, 2004, at the annual meeting of shareholders to be held on December 8, 2004, or any postponements or adjournments thereof, with all the powers the undersigned would possess if then and there personally present.

By returning this proxy card you are conferring upon management the authority to vote in their discretion upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

                                                           -----------------
                                                             SEE REVERSE
                                                                 SIDE
                                                           -----------------

[Cardinal Health Logo]


DETACH AND BRING TO MEETING
-------------------------------------------------------------------------------
       The Vote by Telephone and Vote by Internet systems can be accessed 24-hours a day, seven days a week until 11:59 p.m. the day prior to the meeting


                Your vote is Important. Please vote immediately.

        Vote-by-Internet                               Vote-by-Telephone
                                        OR
Log on to the Internet and go to                         Call toll-free
  http://www.eproxyvote.com/cah                 1-877-PRX-VOTE (1-877-779-8683)
  -----------------------------

  If you vote over the Internet or by telephone, please do not mail your card.


                              FOLD AND DETACH HERE
-------------------------------------------------------------------------------

[ X ]  Please mark your votes as in this example.


1.   Election of Directors.

THE BOARD RECOMMENDS A VOTE FOR THE NOMINEES LISTED BELOW.

Nominees: George H. Conrades, Robert L. Gerbig and Richard C. Notebaert

[   ]  FOR ALL    [   ]  WITHHELD ALL

[   ]
       ----------------------------------------------------------------------
FOR ALL EXCEPT vote withheld from the nominee(s) whose name(s) is written on the space provided above

2. [ ] FOR or [ ] AGAINST or [ ] ABSTAIN -- Proposal to amend the Company's Performance-Based Incentive Compensation Plan and approve the material terms of the performance goals under such plan, as amended. THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL.

3. [ ] FOR or [ ] AGAINST or [ ] ABSTAIN - Proposal from a shareholder on annual election of directors, if presented properly. THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED BY THE SHAREHOLDER. IF NO SPECIFICATIONS ARE MADE, THE PROXY WILL BE VOTED TO ELECT THE NOMINEES DESCRIBED IN ITEM 1 ABOVE, FOR PROPOSAL 2, AGAINST PROPOSAL 3, AND WITH DISCRETIONARY AUTHORITY ON ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

Please sign as your name appears hereon. If shares are held jointly, all holders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person, indicating where proper, official position or representative capacity.

Receipt of Notice of Annual Meeting of Shareholders and the related Proxy Statement is hereby acknowledged.


--------------------------------------   --------------------------------------
SIGNATURE                       DATE     SIGNATURE                       DATE